Form 10-K405, Exhibit 13
period 1996-12-29
STANDARD REGISTER CO
filed 1997-03-21
CIK 93456

                                                                     Exhibit 13


                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Shareholders
The Standard Register Company
Dayton, Ohio

         We have audited the accompanying balance sheet of The Standard Register Company as of December 29, 1996 and December 31, 1995, and the related statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 29, 1996. Our audits also included the financial statement schedules listed in Item 14(a)(2). These financial statements and financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedules based upon our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Standard Register Company as of December 29, 1996 and December 31, 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 29, 1996, in conformity with generally accepted accounting principles. Also, in our opinion, such financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

                                          /S/ BATTELLE & BATTELLE LLP

                                          BATTELLE & BATTELLE LLP
                                          Certified Public Accountants

3400 S. Dixie Drive
Dayton, Ohio
January 23, 1997

                          THE STANDARD REGISTER COMPANY

                                  BALANCE SHEET
                             (DOLLARS IN THOUSANDS)

                                                        December 29   December 31
                        A S S E T S                         1996          1995
                                                        -----------   -----------
CURRENT ASSETS
  Cash and cash equivalents                               $ 64,550      $ 33,646
  Investments held to maturity                               1,215         1,330
  Accounts receivable, less allowance for losses
    of $3,638 and $3,913, respectively                     178,711       181,709
  Inventories                                               86,152        97,817
  Deferred income taxes                                      8,206        10,611
  Prepaid pension expense                                      952          --
  Prepaid other expense                                      5,201         3,878
                                                          --------      --------
      Total current assets                                 344,987       328,991
                                                          --------      --------



PLANT AND EQUIPMENT
  Buildings and improvements                                61,711        57,340
  Machinery and equipment                                  224,702       212,221
  Office and rental equipment                               60,894        43,945
                                                          --------      --------
      Total                                                347,307       313,506
    Less accumulated depreciation                          141,021       127,871
                                                          --------      --------
      Depreciated cost                                     206,286       185,635
  Plant and equipment under construction                    26,160        27,027
  Land                                                       3,512         3,312
                                                          --------      --------
      Total plant and equipment                            235,958       215,974
                                                          --------      --------


OTHER ASSETS                                                 7,168        10,538
                                                          --------      --------


      Total assets                                        $588,113      $555,503
                                                          ========      ========


See accompanying notes.

                          THE STANDARD REGISTER COMPANY

                                  BALANCE SHEET
                             (DOLLARS IN THOUSANDS)

                                                        December 29     December 31
          LIABILITIES AND SHAREHOLDERS' EQUITY             1996           1995
                                                         ---------      -----------
CURRENT LIABILITIES
  Accounts payable                                       $  20,225       $  19,025
  Dividends payable                                          5,738           5,441
  Accrued compensation                                      34,355          31,973
  Accrued pension expense                                       --           2,886
  Accrued other expense                                      5,536           6,774
  Accrued taxes, except income                               5,902           5,140
  Income taxes payable                                       2,624           2,534
  Customer deposits                                          4,185           8,334
  Deferred service contract income                           7,274           8,455
  Current maturities of long-term debt                          --           6,471
                                                         ---------       ---------
      Total current liabilities                             85,839          97,033
                                                         ---------       ---------
LONG-TERM LIABILITIES
  Long-term debt                                             4,600           4,600
  Retiree health care obligation                            27,643          26,101
  Deferred income taxes                                     16,785          16,552
                                                         ---------       ---------
      Total long-term liabilities                           49,028          47,253
                                                         ---------       ---------
SHAREHOLDERS' EQUITY
  Common stock, $1.00 par value:
    Authorized 50,500,000 shares
    Issued 1996 - 24,204,392; 1995 - 24,141,758             24,204          24,142
  Class A stock, $1.00 par value:
    Authorized 4,725,000 shares
    Issued - 4,725,000                                       4,725           4,725
  Capital in excess of par value                            28,705          27,450
  Retained earnings                                        400,387         359,334
  Cost of common shares in treasury:
    1996 - 239,486 shares; 1995 - 227,446 shares            (4,775)         (4,434)
                                                         ---------       ---------
      Total shareholders' equity                           453,246         411,217
                                                         ---------       ---------
      Total liabilities and shareholders' equity         $ 588,113       $ 555,503
                                                         =========       =========




See accompanying notes.

                          THE STANDARD REGISTER COMPANY

                               STATEMENT OF INCOME
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                      52 Weeks Ended     52 Weeks Ended     52 Weeks Ended
                                        December 29       December 31          January 1
                                           1996              1995                1995
                                      --------------     --------------     --------------
REVENUE                                  $943,979          $ 903,240           $767,415
                                         --------          ---------           --------
COST AND EXPENSE
  Cost of products sold                   575,316            584,088            485,738
  Engineering and research                  7,842              7,813              7,475
  Selling and administrative              217,671            200,812            174,435
  Depreciation and amortization            34,814             29,326             25,755
  Interest                                    532                974              1,090
                                         --------          ---------           --------
      Total cost and expense              836,175            823,013            694,493
                                         --------          ---------           --------
INCOME BEFORE INCOME TAXES                107,804             80,227             72,922
                                         --------          ---------           --------
INCOME TAXES
  Current                                  42,009             32,752             27,129
  Deferred                                  2,638               (284)             1,917
                                         --------          ---------           --------
      Total income taxes                   44,647             32,468             29,046
                                         --------          ---------           --------
NET INCOME                               $ 63,157          $  47,759           $ 43,876
                                         ========          =========           ========


DATA PER SHARE
  Net income                             $   2.20          $    1.67           $   1.53
                                         ========          =========           ========






See accompanying notes.

                          THE STANDARD REGISTER COMPANY

                        STATEMENT OF SHAREHOLDERS' EQUITY
                             (DOLLARS IN THOUSANDS)

                                         52 Weeks Ended     52 Weeks Ended       52 Weeks Ended
                                          December 29         December 31          January 1
                                              1996                1995                 1995
                                         --------------     --------------       --------------
COMMON STOCK
  Beginning balance                        $  24,142           $  24,085           $  24,037
  Add shares issued under:
    Stock Incentive Plan                          55                  57                  48
    Dividend Reinvestment Plan                     7                  --                  --
                                           ---------           ---------           ---------
  Ending balance                              24,204              24,142              24,085
                                           ---------           ---------           ---------
CLASS A STOCK                                  4,725               4,725               4,725
                                           ---------           ---------           ---------
CAPITAL IN EXCESS OF PAR VALUE
  Beginning balance                           27,450              26,507              25,562
  Add excess of market over par
    value of shares issued under:
      Stock Incentive Plan                     1,062                 943                 945
      Dividend Reinvestment Plan                 193                  --                  --
                                           ---------           ---------           ---------
  Ending balance                              28,705              27,450              26,507
                                           ---------           ---------           ---------
RETAINED EARNINGS
  Beginning balance                          359,334             332,501             308,413
  Add net income for year                     63,157              47,759              43,876
  Less cash dividends declared               (22,104)            (20,926)            (19,788)
                                           ---------           ---------           ---------
  Ending balance                             400,387             359,334             332,501
                                           ---------           ---------           ---------
TREASURY SHARES
  Beginning balance                           (4,434)             (3,852)             (1,754)
  Cost of common shares purchased               (341)               (582)             (2,098)
                                           ---------           ---------           ---------
  Ending balance                              (4,775)             (4,434)             (3,852)
                                           ---------           ---------           ---------
    Total shareholders' equity             $ 453,246           $ 411,217           $ 383,966
                                           =========           =========           =========







See accompanying notes.

                          THE STANDARD REGISTER COMPANY

                             STATEMENT OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                         52 Weeks Ended    52 Weeks Ended     52 Weeks Ended
                                                           December 29       December 31         January 1
                                                              1996               1995               1995
                                                         --------------    --------------     --------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                               $  63,157           $ 47,759           $ 43,876
                                                            --------           --------           --------
  Add (deduct) items not affecting cash:
    Depreciation and amortization                             34,814             29,326             25,755
    Loss (gain) on sale of assets                              1,508             (1,309)               255
    Loss on other investments                                  4,383                830                 --
    Provision for deferred income taxes                        2,638               (284)             1,917
  Increase (decrease) in cash arising from
    changes in assets and liabilities:
      Accounts receivable                                      2,998            (29,757)           (16,885)
      Inventories                                             11,665              2,856             (2,425)
      Other assets                                            (2,494)               202             (1,738)
      Accounts payable and accrued expenses                    1,762              8,159             (2,150)
      Income taxes payable                                        90                256             (2,483)
      Customer deposits                                       (4,149)            (1,473)             9,807
      Deferred income                                         (1,181)             1,095                720
                                                            --------           --------           --------
        Net adjustments                                       52,034              9,901             12,773
                                                            --------           --------           --------
        Net cash provided by operating activities            115,191             57,660             56,649
                                                            --------           --------           --------
CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from sale of plant and equipment                    1,692              3,330                 28
  Additions to plant and equipment                           (57,783)           (48,332)           (52,128)
  Purchase of held-to-maturity investments                        --             (1,330)                --
  Maturity of held-to-maturity investments                       115                 --                 --
  Additions to patents                                            --               (675)                --
  Additions to other investments                              (1,008)            (5,555)            (1,215)
                                                            --------           --------           --------
        Net cash used in investing activities                (56,984)           (52,562)           (53,315)
                                                            --------           --------           --------
CASH FLOWS FROM FINANCING ACTIVITIES
  Principal payments on long-term debt                        (6,471)            (6,471)            (6,475)
  Proceeds from issuance of common stock                       1,317              1,000                993
  Purchase of common stock                                      (341)              (582)            (2,098)
  Dividends paid                                             (21,808)           (20,634)           (19,513)
                                                            --------           --------           --------
        Net cash used in financing activities                (27,303)           (26,687)           (27,093)
                                                            --------           --------           --------
NET INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS                                            30,904            (21,589)           (23,759)

  Cash and cash equivalents at beginning of year              33,646             55,235             78,994
                                                            --------           --------           --------

CASH AND CASH EQUIVALENTS
  AT END OF YEAR                                           $  64,550           $ 33,646           $ 55,235
                                                           =========           ========           ========

SUPPLEMENTAL CASH FLOW DISCLOSURES
  Cash paid during the year for:
    Interest                                               $     565           $    999           $  1,085
    Income taxes                                           $  42,115           $ 32,496           $ 29,612
  Non-cash investing activities:
    Transfer of equipment to joint venture                 $       -           $      -           $  1,757
    Note receivable from sale of assets                    $     650           $      -           $      -

See accompanying notes.

                          THE STANDARD REGISTER COMPANY

                          NOTES TO FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         The Standard Register Company is a leading domestic supplier of business forms, pressure sensitive labels, business equipment, direct mail marketing materials and application software. The Company markets its products and services through a direct sales organization located in offices throughout the United States.

         The Company operates in a single industry segment - providing products and services that facilitate the recording, storage and communication of business transactions and information. The accounting policies that affect the more significant elements of the financial statements are summarized below.

         USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

         FISCAL YEAR - The Company's fiscal year ends on the Sunday nearest to December 31. Each of the fiscal years ending December 29, 1996, December 31, 1995 and January 1, 1995 had 52 weeks.

         CASH EQUIVALENTS - The Company classifies as cash equivalents all highly liquid investments with an original maturity of three months or less. These are primarily composed of repurchase agreements, municipal notes and bond funds, which are convertible to a known amount of cash and carry an insignificant risk of change in value. Cash equivalents are valued at cost plus accrued interest which also approximates market value.

         INVESTMENTS HELD TO MATURITY - The Company invests a portion of its available funds into government and corporate debt securities with maturities in excess of three months. It is the Company's intent to hold these investments to maturity.

         INVENTORIES - Inventories are valued at the lower of cost or market. Substantially all inventory costs are determined by the last-in, first-out
(LIFO) method. Printed finished products include forms stored for future shipment and invoicing to customers.

         PLANT AND EQUIPMENT - These assets are stated at cost less accumulated depreciation. Costs of normal maintenance and repairs are charged to expense when incurred. When the assets are retired or otherwise disposed of, their cost and related depreciation are removed from the respective accounts and the resulting gain or loss is included in current income.

         DEPRECIATION - For financial statement purposes, depreciation is computed by the straight-line method over the expected useful lives of the depreciable assets. Depreciation expense was $34,601,000 in 1996, $29,143,000 in 1995, and $25,535,000 in 1994. Estimated asset lives are:

         Classification                               Years
         --------------                               -----
         Buildings and improvements                   10-40
         Machinery and equipment                       5-15
         Office equipment                              5-15
         Rental equipment                               3-4

         OTHER INVESTMENTS - The Company uses the equity method of accounting for its investment in a corporate joint venture in St. Petersburg, Russia. The equity method is also used for the Company's 35% equity investment in F3 Software Corporation based in Boston, Massachusetts.

         INCOME TAXES - The Company accounts for income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences of temporary differences between the financial and tax bases, using enacted rates.

         REVENUE RECOGNITION - The Company generally recognizes product and related services revenue at the time of shipment. Under contractual arrangements with some customers, custom forms which are stored for future delivery are recognized as revenue when manufacturing is complete and the order is invoiced. Revenue from equipment service contracts is recognized ratably over the term of the contract.

         NET INCOME PER SHARE - Income per share is calculated using the weighted average number of shares outstanding during the year. Shares issuable under common stock options have been excluded from the computations because their inclusion would have no material dilutive effect. The weighted average number of shares outstanding for fiscal years 1996, 1995 and 1994 were 28,686,480, 28,652,525 and 28,657,327, respectively.

         IMPAIRMENT OF LONG-LIVED ASSETS - Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company's adoption of this standard for 1996 had no material effect on the financial statements.

         ACCOUNTING FOR STOCK OPTIONS - Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," is effective for the Company's 1996 fiscal year. This new standard establishes an accounting method based on the fair value of equity instruments awarded to employees as compensation. As permitted by the new standard, the Company has elected to continue following the guidance of Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" for measurement and recognition of stock-based transactions with employees by disclosing, in the notes to the financial statements, the differences between this method and the method formulated by the new accounting standard.

NOTE 2 - INVENTORIES

         Inventories are valued at the lower of cost or market determined by the last-in, first-out (LIFO) method. If the first-in, first-out method had been used, these inventories would have been $34,885,000 higher at December 29, 1996 and $41,269,000 higher at December 31, 1995.

          Inventories at the respective year-ends are as follows:

                                 (Dollars in thousands)
                              December 29      December 31
                                 1996              1995
                              -----------      -----------
Finished products               $55,449          $57,150
Jobs in process                  18,573           24,953
Materials and supplies           12,130           15,714
                                -------          -------
      Total                     $86,152          $97,817
                                =======          =======


NOTE 3 - PENSION PLANS

         The Company has qualified defined benefit plans covering substantially all of its employees. The benefits are based on years of service and the employee's compensation at the time of retirement, or years of service and a benefit multiplier. The Company funds its pension plans based on allowable federal income tax deductions. Contributions are intended to provide not only for benefits attributed to service to date but also for benefits expected to be earned in the future. In addition, the Company has non-qualified plans which provide benefits in addition to those provided in the qualified plans.

         Assumptions used in the respective accounting years to determine pension costs, are as follows:

                                                                          1996                1995                1994
                                                                          ----                ----                ----
        Discount rate                                                      8.5%                8.5%                8.5%
        Rate of increase in compensation levels                            5.0%                4.0%                4.5%
        Expected long-term rate of return on assets                       10.5%                9.5%               10.5%

        Pension costs consist of the following components:
                                                                                     (Dollars in thousands)
                                                                          1996                1995                1994
                                                                          ----                ----                ----
        Service cost of benefits earned                               $  5,734            $  4,776            $  5,055
        Interest cost on projected benefit
          obligation                                                    12,431              10,573              10,031
        Actual gain on plan assets                                     (22,507)            (24,657)             (3,927)
        Asset gain (loss) deferred                                      10,074              14,691              (6,265)
        Amortization of transition asset                                  (605)               (722)               (722)
        Amortization of prior service costs                              1,950               1,898               1,832
        Amortization of net loss from prior periods                         62                  --                  --
                                                                      --------            --------            --------
              Net pension cost                                        $  7,139            $  6,559            $  6,004
                                                                      ========            ========            ========

         The following table sets forth the plans' funded status and amounts recognized in the Company's balance sheet at the respective year ends.

                                                  December 29, 1996                    December 31, 1995
                                            -----------------------------        -------------------------------
                                              Assets          Accumulated          Assets            Accumulated
                                              Exceed            Benefits           Exceed              Benefits
                                            Accumulated          Exceed          Accumulated            Exceed
(Dollars in thousands)                       Benefits            Assets            Benefits             Assets
                                            -----------       -----------        -----------         -----------
Actuarial present value of:
  Accumulated benefit obligation
    Vested                                   $ 115,115           $ 3,050           $ 107,945           $ 1,921
    Non-vested                                   8,724               390               8,975               357
                                             ---------           -------           ---------           -------
      Total                                  $ 123,839           $ 3,440           $ 116,920           $ 2,278
                                             =========           =======           =========           =======
  Projected benefit obligation               $ 155,513           $ 6,421           $ 145,262           $ 4,922
                                             =========           =======           =========           =======
Plan assets at fair value                    $ 150,857           $    --           $ 128,871           $    --
                                             =========           =======           =========           =======
Plan assets (less than) projected
  benefit obligation                            (4,656)           (6,421)            (16,391)           (4,922)

Unrecognized net loss                               61             1,806               6,190             1,116

Unrecognized prior service cost                  9,227             1,670              10,437             1,901

Minimum liability adjustment                        --              (495)                 --              (372)

Unrecognized transition asset                     (240)               --                (845)               --
                                             ---------           -------           ---------           -------

Prepaid (accrued) pension cost               $   4,392           ($3,440)          ($    609)          ($2,277)
                                             =========           =======           =========           =======

Net asset (liability) recognized in
  balance sheet                                         $     952                              ($2,886)
                                                        =========                              =======

         Pension fund assets are invested in a broadly diversified portfolio consisting primarily of publicly-traded common stocks and fixed income securities.

NOTE 4 - POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

         In addition to providing pension benefits, the Company provides health care benefits for eligible employees who retired prior to July 1, 1992.

         The components of postretirement benefit costs are as follows:

                                                              (Dollars in thousands)
                                                      1996            1995            1994
                                                     ------          ------          ------
Service cost                                             --              --              --
Interest cost                                        $2,728          $2,495          $2,333
Amortization of net loss from prior periods             266             143              84
                                                     ------          ------          ------

Postretirement benefit cost                          $2,994          $2,638          $2,417
                                                     ======          ======          ======

         The funding policy is to pay claims as they occur. Payments for postretirement health benefits, net of retiree contributions, amounted to $1,452,000, $1,662,000 and $1,773,000 in 1996, 1995, and 1994, respectively.

         The funded status of the plan at December 29, 1996 and December 31, 1995 is as follows:

                                                 (Dollars in thousands)
                                             December 29      December 31
                                                1996             1995
                                             -----------      -----------
Accumulated postretirement benefit
  obligation for retirees                      $29,182          $33,139
Plan assets                                         --               --
                                               -------          -------
Accumulated postretirement benefit
  obligation in excess of plan assets           29,182           33,139
Unrecognized net loss                           (1,539)          (7,038)
                                               -------          -------
Retiree health care obligation shown
  in balance sheet                             $27,643          $26,101
                                               =======          =======

         The accumulated benefit obligation was determined using the unit credit method and an assumed discount rate of 8.5%. The assumed current health care cost trend rate is 10.7% in 1996 and gradually decreases to 6.5% in the year 2014.

         A one percent increase in the health care cost trend rates used would result in a $341,000 increase in the service and interest components of expense for 1996 ($332,000 for 1995) and a $3,503,000 increase in the postretirement benefit obligation at December 29, 1996 ($4,016,000 increase at December 31,
1995).

NOTE 5 - LONG-TERM DEBT

         Long-term debt consists of the following:

                                                          (Dollars in thousands)
                                                       December 29     December 31
                                                          1996            1995
                                                       -----------     -----------
Unsecured term notes dated December 9, 1986,
  bearing interest at 6.1875%, payable to:
    The First National Bank of Boston                                     $3,647
    Wachovia Bank and Trust Co.                                            1,412
    KeyBank                                                                1,412
                                                                         -------
      Total                                                                6,471
Industrial development revenue bonds issued
  by Rutherford County, Tenn., bearing interest
  at 6-1/8%, due 1999 through 2003                       $4,600            4,600
                                                         ------          -------
      Total                                               4,600           11,071
    Less current maturities                                  --            6,471
                                                         ------          -------

      Long-term debt                                     $4,600          $ 4,600
                                                         ======          =======

         The aggregate principal payments for the five fiscal years subsequent to December 29, 1996, are as follows: 1997 - None; 1998 - None; 1999 - $525;
2000 - $555; 2001 - $590.

NOTE 6 - INCOME TAXES

         The provision for income taxes consists of the following:

                           (Dollars in thousands)
                       1996         1995       1994
                      -------     -------     -------
Current
  Federal             $33,285     $26,386     $21,765
  State and local       8,724       6,366       5,364
Deferred                2,638        (284)      1,917
                      -------     -------     -------
        Total         $44,647     $32,468     $29,046
                      =======     =======     =======


         The significant components of the deferred tax expense (benefit) are as follows:

                                          (Dollars in thousands)
                                      1996         1995         1994
                                      ----         ----         ----
Depreciation                        $   853      $ 1,128      $   877
Pension                               1,712          391          885
Inventories                             267          976          729
Compensation and benefits               (33)      (1,331)        (461)
Allowance for doubtful accounts         111         (690)         138
Retiree health care benefits           (620)        (393)        (228)
Patent litigation                       403         (403)          --
Other                                   (55)          38          (23)
                                    -------      -------      -------
      Total                         $ 2,638      ($  284)     $ 1,917
                                    =======      =======      =======

         The components of the net deferred tax asset and liability as of December 29, 1996 and December 31, 1995 are as follows:

                                             (Dollars in thousands)
                                           December 29   December 31
                                              1996           1995
                                           -----------   -----------
Deferred tax asset:
        Allowance for doubtful accounts     $  1,465      $  1,576
        Inventories                            2,634         2,901
        Compensation and benefits              4,696         4,663
        Pension                                 (700)        1,012
        Patent litigation                         --           403
        Other                                    111            56
                                            --------      --------
                                            $  8,206      $ 10,611
                                            ========      ========
Deferred tax liability:
        Depreciation                        $ 27,915      $ 27,062
        Retiree health care benefits         (11,130)      (10,510)
                                            --------      --------
                                            $ 16,785      $ 16,552
                                            ========      ========

         The reconciliation of the statutory federal income tax rate and the effective tax rate follows:

C
                                          1996        1995        1994
                                          ----        ----        ----
Statutory federal income tax rate         35.0%       35.0%       35.0%
State and local income taxes               5.3         5.3         5.3
Other                                      1.1          .2         (.5)
                                          ----        ----        ----
      Effective tax rate                  41.4%       40.5%       39.8%
                                          ====        ====        ====

NOTE 7 - CAPITALIZATION

         The Company has two classes of capital stock issued and outstanding, Common and Class A. These are equal in all respects except voting rights and restrictions on ownership of the Class A. Each of the 23,964,906 shares of Common outstanding has one vote, while each of the 4,725,000 shares of Class A is entitled to five votes. Class A stock is convertible into Common stock on a share-for-share basis at which time ownership restrictions are eliminated.

NOTE 8 - STOCK OPTION PLAN

         During 1995, the Company adopted a stock option plan authorizing the issuance of options for 2,000,000 shares of common stock to selected employees. Under the terms of the plan, options may be either incentive or non-qualified. The exercise price per share, determined by a committee of the Board of Directors, may not be less than the fair market value on the grant date.

         In April 1996, the Company's shareholders ratified the initial grant on December 30, 1995 of 550,000 options with an exercise price of $20.125 per share. The options become exercisable, subject to continued employment, at the rate of 20% per year beginning one year after the grant date. The options have a term of ten years. An additional 231,000 options were granted on December 28, 1996 with an exercise price of $32.375 per share.

         The Company applies APB Opinion No. 25 "Accounting for Stock Issued to Employees" and related Interpretations in accounting for its stock option plan. Accordingly, no compensation cost has been recognized in the Company's financial statements. Had compensation cost for the Company's stock option plan been determined based on the fair value of such awards at the grant date, consistent with the methods of Financial Accounting Standards Board Statement No. 123 "Accounting for Stock-Based Compensation", the Company's total and per share net income would have been as follows:

                                                        (Dollars in thousands except per share amounts)

                                                                                 1996                1995
                                                                                 ----                ----

              Net income                                As reported             $ 63,157          $ 47,759
                                                        Pro forma                 62,512            47,759

              Net income per share                      As reported             $   2.20          $   1.67
                                                        Pro forma                   2.18              1.67

         The fair values of options granted at December 28, 1996 and December 30, 1995 were estimated at $10.37 and $6.12 per share, respectively, using the Black-Scholes option-pricing model based on the following assumptions:

                                                                                   1996              1995
                                                                                   ----              ----
              Risk-free interest rate                                               6.2%              5.4%
              Dividend yield                                                        2.0%              2.0%
              Expected life                                                      5 years           5 years
              Expected volatility                                                  31.5%             31.2%

         A summary of the status of the Company's stock option plan as of December 29, 1996 is as follows:

                                                                   1996                                  1995
                                                        ---------------------------        ----------------------------
                                                        Shares       Exercise Price        Shares        Exercise Price
                                                        ------       --------------        ------        --------------
Outstanding, beginning of year                         550,000          $ 20.125                -                 -
Granted                                                231,000            32.375          550,000           $20.125
Exercised                                                    -                 -                -                 -
Canceled                                                (5,000)           20.125                -                 -
                                                       -------                            -------
Outstanding, end of year                               776,000                            550,000
                                                       =======                            =======

Options exercisable at end of year                     109,000           $20.125                -                 -
                                                       =======                            =======


NOTE 9 - COMMITMENTS AND CONTINGENCIES

         Purchase commitments for capital improvements aggregated $7,066,000 at December 29, 1996. Also, the Company has purchase commitments for equipment for resale of $1,448,000 at December 29, 1996. In addition, the Company has entered into several agreements with suppliers to purchase specified minimum quantities of raw materials through 1997.

         The Company is obligated under several leases expiring at various dates. Annual expense under these leases was $23,320,000 in 1996, $21,692,000 in 1995 and $18,233,000 in 1994.

         Rental commitments under existing leases at December 29, 1996, are:

                                                                                     Computer and
 (Dollars in                    Real             Sales           Transportation         Other
  thousands)                   Estate           Offices             Equipment          Equipment         Total
                               ------           -------             ---------          ---------         -----
     1997                     $ 5,802           $ 7,503              $ 246              $ 2,103        $ 15,654
     1998                       4,804             5,537                219                1,635          12,195
     1999                       3,686             3,787                204                  982           8,659
     2000                       2,673             2,391                 84                  421           5,569
     2001                       1,179             1,218                 84                   41           2,522
     Later years                                    189                340                                  529

         In the opinion of management, no litigation or claims, including proceedings under governmental laws and regulations related to environmental matters, are pending against the Company which will have an adverse material effect on its financial condition.

NOTE 10 - FAIR VALUE OF FINANCIAL INSTRUMENTS

                                                                   December 29, 1996            December 31, 1995
                                                               -----------------------       ----------------------
                                                                 Fair         Carrying        Fair         Carrying
(Dollars in thousands)                                           Value         Amount         Value          Amount
                                                               --------       --------       --------       --------
Assets
    Cash and equivalents                                       $ 64,550       $ 64,550       $ 33,646       $ 33,646
    Investments held to maturity                                  1,215          1,215          1,330          1,330

Liabilities
    Long-term debt including current maturities                   4,654          4,600         11,156         11,071

         Investments held to maturity are carried at cost which approximates market. The fair value of all financial instruments is based upon similarly marketed securities.

NOTE 11 - CONCENTRATION OF CREDIT RISK

         The Company's concentration of credit risk with respect to trade receivables are, in management's opinion, limited due to industry and geographic diversification. As disclosed on the balance sheet, the Company maintains an allowance for doubtful accounts to cover estimated credit losses.

NOTE 12 - QUARTERLY FINANCIAL DATA (UNAUDITED)

         Summarized quarterly financial data, in thousands of dollars except for per share amounts, follow:

                                                             Quarters Ended
                                            -------------------------------------------------
                                            March 31     June 30    September 29  December 29
                                              1996         1996         1996         1996
                                            --------     --------     --------     ----------
Revenue                                     $229,673     $239,352     $230,853     $244,101

Gross margin*                                 85,290       91,644       91,435      100,294

Net income                                    13,563       16,086       16,065       17,443

    Net income per share                         .47          .56          .56          .61


                                                             Quarters Ended
                                            -------------------------------------------------
                                            April 2       July 2     October 1   December 31
                                              1995         1995         1995         1995
                                            --------     --------     --------   ------------
Revenue                                     $204,499     $222,523     $227,922     $248,296

Gross margin*                                 74,509       77,090       78,455       89,098

Net income                                    10,781       12,041       11,718       13,219

    Net income per share                         .38          .42          .41          .46


                                                                Quarters Ended
                                             -------------------------------------------------
                                             April 3      July 3     October 2     January 1
                                              1994         1994        1994          1995
                                            --------     --------     --------     ----------
Revenue                                     $183,875     $184,306     $190,008     $209,226

Gross margin*                                 67,617       69,500       69,629       74,931

Net income                                    10,016       10,560       10,307       12,993

    Net income per share                         .35          .37          .36          .45


* Revenue less cost of products sold.

                                                                     SCHEDULE II

                          THE STANDARD REGISTER COMPANY

                 VALUATION AND QUALIFYING ACCOUNTS AND RESERVES

                   FOR THE THREE YEARS ENDED DECEMBER 29, 1996
                             (Dollars in thousands)

Column A                                Column B                    Column C                Column D             Column E
--------                                --------                    --------                --------             --------
                                                                   Additions
                                                                   ---------
                                                              (1)               (2)
                                                            Charged
                                       Balance at          (Credited)                                             Balance
                                        beginning           to costs           Other                               at end
Description                             of period          and expenses      Additions     Deductions            of period
-----------                             ----------           ---------       ---------     ----------            ----------
Year Ended December 29, 1996
----------------------------
  Allowance for doubtful
    accounts                            $     3,913         $    1,202                       $    1,477(a)       $    3,638
  Inventory obsolescence                      1,991              2,810                            2,498(b)            2,303


Year Ended December 31, 1995
----------------------------
  Allowance for doubtful
    accounts                            $     2,200         $    3,656                       $    1,943(a)       $    3,913
  Inventory obsolescence                      3,392              2,879                            4,280(b)            1,991


Year Ended January 1, 1995
--------------------------
  Allowance for doubtful
    accounts                            $     2,534         $    1,922                       $    2,256(a)       $    2,200
  Inventory obsolescence                      2,950                700                              258(b)            3,392













(a)  Net uncollectible accounts written off
(b)  Obsolete inventory scrapped or written
     down to realizable value