Form 10-K, Exhibit 13
period 1997-12-28
STANDARD REGISTER CO
filed 1998-03-27
CIK 93456

                                                    [Standard Register Logo]



Annual Report 1997

Standard Register is a leading provider of document management products and services to the healthcare, financial and general business markets. Based in Dayton, Ohio, the Company has a nationwide network of sales offices, manufacturing operations, print on demand centers and distribution centers. The Company also offers training and technological support to International Associates in 29 countries. Standard Register ranks in the top five* U.S. based printing companies.

In recent years, industry demand changed from multi-part business forms to single part and electronic documents. Outsourcing the printing of business documents is another increasing trend. Standard Register meets these changing needs by offering quality print on demand and commercial printing services, business forms, document management solutions, labels, electronic documents, direct mail marketing products, phone cards, fulfillment services, and equipment.

The enclosed product solutions reflect Standard Register's excellence in print, fulfillment and service. The design of this annual report provides a view of the Company, its products and its services.

*Source: CAP Ventures, Inc. 1997







Operations Review                    GATEFOLD
Letter to Shareholders                      2
Strategic Direction                         3
Officers                                   20
Directors                                  22
Introduction to Financial Section          23
Safe Harbor Statement                      23
Operating Locations                        46
Shareholder Information                    47
Company Contacts                           48

                      [STANDARD REGISTER/LISTED ON NEW YORK STOCK EXCHANGE LOGO]

COMPANY AT A GLANCE

                            1997 DIVISIONAL STRUCTURE


                                   DOCUMENT MANAGEMENT

                 Year              *  BUSINESS FORMS
         1995    1996    1997
           ($ in millions)         *  DISTRIBUTION SERVICES
REVENUE   627     673     702      *  PRINT PROCESSING AND FULFILLMENT

                                   *  STANFAST ON DEMAND PRINTING


                                   DOCUMENT SYSTEMS

                 Year              *  INTELLIGENT PRINTING SYSTEMS AND SUPPLIES
         1995    1996    1997
           ($ in millions)         *  PRESSURE SENSITIVE LABELS*
REVENUE   155     165     163      *  ELECTRONIC DOCUMENTS AND SERVICES*


                 Year              COMMUNICOLOR
         1995    1996    1997
           ($ in millions)         *  DIRECT MAIL PRINTING AND PERSONALIZATION
REVENUE   115     102      97

                            1998 DIVISIONAL STRUCTURE


                                   DOCUMENT MANAGEMENT & SYSTEMS

                 Year              *  BUSINESS FORMS
         1995    1996    1997**
           ($ in millions)         *  DISTRIBUTION SERVICES
REVENUE   657     679    1070      *  PRESSURE SENSITIVE LABELS*

                                   *  ELECTRONIC SERVICES/ WORKFLOW

                                   *  DOCUMENT SYSTEMS


                                   IMPRESSIONS

                 Year              *  COMMUNICOLOR
         1995    1996    1997**
           ($ in millions)         *  IMAGING SERVICES
REVENUE   240     261     362      *  STANFAST

                                   *  COMMERCIAL PRINTING



*Pressure Sensitive Labels and Electronic Documents and Services were reassigned from Document Management to Document Systems during 1997. All amounts shown are restated.

**Amounts for 1997 are pro forma and include estimated revenues for Uarco Incorporated.

BUSINESS STRATEGY

DOCUMENT MANAGEMENT                                                       PAGE 5

Business Forms

Document Security

SMARTworks

Label Management

Document Systems




PRINT ON DEMAND                                                          PAGE 13

Print On Demand

Stanfast

Phone Cards / Smart Cards

Statement Billing




DIRECT MAIL/COMMERCIAL PRINTING                                          PAGE 17

High-Color Printing and Personalization

Brochure Capabilities

FINANCIAL HIGHLIGHTS






(Dollars in thousands, except for per share amounts)

                           1997       % change       1996        % change        1995       % change
---------------------------------------------------------------------------------------------------------------------------

Revenue                 $ 965,674          2.3%    $ 943,979          4.5%    $ 903,240         17.7%

Net income              $  66,894          5.9%    $  63,157         32.2%    $  47,759          8.8%
   Basic Per Share      $    2.35                  $    2.20                  $    1.67
   Diluted Per Share    $    2.33                  $    2.19                  $    1.67

Dividends paid          $  22,792          4.5%    $  21,808          5.7%    $  20,634          5.7%
   Per Share            $     .80                  $     .76                  $     .72

Shareholders' equity    $ 487,935          7.7%    $ 453,246         10.2%    $ 411,217          7.1%
   Per Share            $   17.17                  $   15.80                  $   14.36



                                   95       96        97
                                            (%)
RETURN ON INVESTED CAPITAL         12       14        14

                                   95       96        97
                                      ($ in millions)
OPERATING CASH FLOW                77       98       104

                                   95       96        97
                                      ($ in millions)
CASH AND S-T INVESTMENTS
   TOTAL DEBT
   Cash & S-T Investments          35        66        84
   Total Debt                      11         5         5



                                  SR  1 1997

[PHOTO]
Left: Paul H. Granzow, Chairman of the Board of Directors
Right: Peter S. Redding, President and Chief Executive Officer



THE CHIEF LIMITATIONS OF HUMANITY ARE IN ITS VISIONS - NOT IN ITS POWERS OF ACHIEVEMENT.

                                                              A. E. Morgan

                                  SR 2 1997

                         [STANDARD REGISTER LETTERHEAD]

Fellow Shareholders:

What a year!

Standard Register reported a new high in revenue and net income for 1997. And on the last day of the calendar year, with a major acquisition, we increased the size of our company by 50 percent - a dramatic expression of our strategic plan approved by your Board in 1997.

The strategic planning process was the most comprehensive in our history, It was a year-long effort to help position ourselves as the premier document management company in North America. The acquisition of Uarco Incorporated, completed on December 31, was a huge first step.

UARCO(R) Acquisition
Executing our strategic vision is possible because we have the balance sheet to support it. Even after an acquisition of this size, we have a net debit to total capital ratio of 25 percent, well within what your Board considers acceptable. One of the key metrics we apply to our performance is return on the capital we invest on your behalf. We expect the UARCO acquisition will fit within our parameters. The integration of UARCO is progressing as we expected and several former UARCO executives have joined our management team. The pairing of our companies was a natural.

Internal Realignment
We now have approximately 15 percent of the business forms market in North America, making us the largest, with more than 9,600 employees, 71 production facilities and more than 200 sales offices nationwide. To manage that growth, we restructures into two divisions. We concentrated our core businesses into the Document Management and Systems Division. Communicolor(R), Imaging Services, Stanfast(R), and Commercial Printing were combined to form the faster growing Impressions(R) Division.

Printed with Soy Ink on recycled paper, 20% Post-Consumer

600 Albany Street, Dayton, OH 45408
937.443.1000
fax 937.443.1239
www.strdreg.com
                                                                [Recycle Logo]


Advancing Technology
We made significant investments in technology during 1997 reflecting emerging niches within the marketplace. Stanfast, our short run, print-on-demand group continued its historic double-digit annual growth, up 26 percent in 1997. The Imaging Services Group(SM), focusing on statement billing services, phone card and emerging smart card technologies, also posted impressive growth at 21 percent for the year.

Branding Strategy
To visually package our strategic initiatives, the Company completed an extensive branding strategy. The new corporate mark and branding system appear on the cover. The stylized "S" logo coveys a reliable, forward-looking and technology-based organization capable of rapid response.

In addition to the new corporate mark, this branding strategy includes a targeted advertising campaign and ongoing market research. Perception is the customer's reality no matter what we think of ourselves. We will continue to take their pulse on an ongoing basis. Our goal is to understand the perception of our customers and to provide them with the quality and services they desire.

Shareholder Value
Our acquisition strategy came about only after we tested the decision against the interest of our shareholders. Senior management has a significant portion of their remuneration tied to the Company's total return performance.

Employees
We want to thank all of our dedicated employees for their support in 1997 as we established another record year in revenue and net income.

85 Years of Innovation
Standard register enjoys a long history of bringing innovative ideas to the marketplace. We are quick to meet our customer's needs, working in the marketplace. We are quick to meet our customer's needs, working in partnership to enhance each one's overall document management cost effectiveness. Our momentum, coupled with our new strategic plan, will help move us into the new millenium.

/s/ Paul H. Granzow                           /s/ Peter S. Redding
Paul H. Granzow                               Peter S. Redding
Chairman of the                               President and
Board of Directors                            Chief Executive Officer

DOCUMENT MANAGEMENT



OUR VISION IS TO BE THE RECOGNIZED LEADER IN OUR INDUSTRY BY IMPROVING THE PERFORMANCE OF ORGANIZATIONS THROUGH OUR OPERATIONAL EXCELLENCE IN DOCUMENT MANAGEMENT.

OUR STRATEGY IS TO CONCENTRATE ON TRANSACTION-INTENSIVE MARKET SEGMENTS AND RESPOND WITH INNOVATIVE AND DIFFERENTIATED DOCUMENTS, SYSTEMS AND SERVICES.

Peter S. Redding,
President and C.E.O.


STRATEGIC DIRECTION

In early 1997, Standard Register launched a comprehensive strategic planning effort, driven by 30 of our top managers, as well as internationally recognized consulting and market research firms. We took a 360 degree look at our place in the industry, what our shareholders had to say, what our customers had to say, what our employees had to say. In fact, the year-long effort was one of the most extensive strategic planning processes in our 85-year history.

We wanted to know the views of a wide variety of audiences. We asked what Standard Register does best, what our future target markets should be, and what our customers expect from us today and in the future.

Throughout the process, two key messages continued to rise to the top.

* Paper-based and electronic documents will coexist into the foreseeable future.

* The printing of paper-based documents provides a significant market opportunity.

We took those messages to build a vision for the future, one that not only continues our growth, but explodes it into the millennium. Standard Register established the following objectives for our future:

* Standard Register will be the recognized leader in our industry with a strong financial portfolio of printing-related businesses.

*  Operational excellence will be key to our success.

In 1997, the Company laid the groundwork for our 1998 strategic plan kick-off. Tomorrow's growth depends on the solid foundation put into place in 1997. It continues with the Company's strengthened focus on an aggressive growth strategy.

* DOCUMENT MANAGEMENT

* PRINT ON DEMAND

* DIRECT MAIL/COMMERCIAL PRINTING


                                  SR 3 1997

DOCUMENT MANAGEMENT

FROM PAPER-BASED TO ELECTRONIC DOCUMENT MANAGEMENT, STANDARD REGISTER UNDERSTANDS THE NEEDS OF TODAY'S BUSINESS CUSTOMER. OUR TRAINED PROFESSIONALS CAN PROVIDE A COMPREHENSIVE, ON-SITE DOCUMENT AUDIT AND ONGOING DOCUMENT MANAGEMENT SOLUTIONS DESIGNED TO ENHANCE EFFICIENCY AND COST-EFFECTIVENESS.


                                    [PHOTO]




                                    SR 4 1997

STANDARD REGISTER COMES TO CORESTATES WITH A FINE REPUTATION IN THE FORMS INDUSTRY. OUR CONTRACT WITH STANDARD REGISTER ENABLES CORESTATES TO FOCUS ON PROVIDING OUR CUSTOMERS WITH HIGH QUALITY FORMS AT MANAGED COSTS. WE ARE PLEASED TO HAVE THE OPPORTUNITY TO UTILIZE THE EXPERTISE STANDARD REGISTER OFFERS TO CORESTATES THROUGH THIS PARTNERSHIP.

Bonnie Burns,
Vice President, Purchasing Services, CoreStates



DOCUMENT MANAGEMENT

Business Forms
At the very basis of what the Company does, and does well, is superior document management. Standard Register is the recognized industry leader in document security and document management solutions. From paper-based forms to electronic documents, Standard Register provides the expertise and quality our customers have come to expect. When combined with our best-in-class nationwide order, inventory, service and distribution systems, Standard Register offers a total information management solution.

At the core of our innovative product offering is an ongoing commitment to research and development of the latest technology solutions that continue to bring value-added systems to the marketplace.

Standard Register's commitment to technology is evident in the change of our product mix and the growth of our own technological support areas. In 1997, the Company invested more than $7 million to renovate 44,000 square feet of our Dayton facility. This renovation made room for expanding Information Services and other technology-based staff. The renovation included a significant investment in the latest printing press technology. Between 1997 and 1998, the Company will invest in excess of $40 million in technology for its operations and services nationwide.

Alliances and partnerships are another important way Standard Register continues to grow our document management expertise and market share. In 1997, the Company established alliances and/or marketing partnerships with some of the most recognized experts in their respective markets including Danka, AFTECH, Kentek, Lexmark, and Schlumberger Electronic Transaction, Inc.


                                    SR 5 1997

AT KAISER ALUMINUM, OUR USE OF STANDARD REGISTER'S CHECK PROTECTION TECHNOLOGY WAS THE DECIDING FACTOR IN A COURT CASE THAT CHALLENGED OUR RESPONSIBILITY IN A FORGED CHECK SUIT. BECAUSE WE COULD SHOW THAT WE TOOK EVERY POS-SIBLE PRECAUTION AGAINST DOCUMENT FRAUD, THE COURT AGREED THAT WE WERE NOT LIABLE. WE HAVE TAKEN EVEN STRICTER MEASURES TO PROTECT OURSELVES AND NOW ALSO USE STANDARD REGISTER'S LASERLOCK(R) AND COPYBAN+ SOLUTIONS.

Tom Edwards,
Director of Treasury Operations, Kaiser Aluminum




Document Security
Standard Register owns a solid position as the leading document fraud prevention authority in the nation, offering complete documents, equipment and services to financial institutions and businesses.

According to Bank Automation News/National Association for Banking Securities, more than 1 million bad checks enter the banking system every day. Document fraud is an issue that Standard Register can help a customer manage. A study conducted by Business Week magazine estimates an annual loss of $12.6 billion due to check forgery.

To combat this forgery, Standard Register offers the latest, state-of-the-art technology to aid in preventing document fraud. From our CopyBan, to batch processing equipment, we offer solutions for the marketplace.

In 1997, Standard Register introduced the latest version of LinkUp(R), a networked MICR check printing system that offers secure printing and tracking of certificates, accounts payable and payroll checks, and other official documents. We also introduced AuthentiCHEK(R) a first-of-its-kind system to quickly verify the accuracy and authenticity of documents, including checks, currency, and negotiable instruments such as event tickets.

Throughout the year, we continued our Executive Seminars on Document Fraud Prevention. The goal of the program is to help businesses understand the growing threat of document fraud, their liability, and the impact it could have on their business. By sharing our expertise, Standard Register continues to step forward as a valuable partner to businesses.




                                  SR 6 1997

                    [SAMPLE OF CHECK WITH SECURITY FEATURES]


VERIFY DOCUMENT AUTHENTICITY, COLORED AREA MUST CHANGE GRADUALLY AND EVENLY FROM DARK TO LIGHT FROM TOP TO BOTTOM
                                        (2)
                                           (3)  00-5678         CHECK NO.
[LOGO]  STANDARD REGISTER            (1)        -------
                                                 1234
                                                                123456
PAY
                                                             (4)

TO THE ORDER OF                                DATE             CHECK AMOUNT

                                           VOID SAMPLE

ANY BANK - ANYTOWN, U.S.A.              NON-NEGOTIABLE
COPYBAN+ANTI-FRAUD PROTECTION - PATENTS4,227,720,4,310,180; 5,197,765;5340,159

123456 123456789 00000 12345                                    (6)(7)(8)
                                                               Safety Paper
[]  THE ORIGINAL DOCUMENT HAS A REFLECTIVE WATERMARK ON THE BACK  []
HOLD AT AN ANGLE TO VIEW WHEN CHECKING THE ENDORSEMENT.  []

   This document is protected by these Standard Register security features:

                        CHECK FACE PRINTING
                        (1) Custom pantograph Background for copy protection
                        (2) Warning Bands
                        (3) Microline
                        (4) Dual Component Numbering Ink
                        (5) MICR with MICR Consecutive Numbers

                        SAFETY PAPER
                        (6) Sensitive Inks- Face
                        (7) Variable Diagonol Laid Lines - Back
                        (8) Reflective Watermark - Back

DOCUMENT SECURITY
STANDARD REGISTER IS THE LEADING DOCUMENT FRAUD PREVENTION AUTHORITY IN THE NATION. WHEN BUSINESSES WANT TO KNOW HOW TO PROTECT THEMSELVES AND THEIR CUSTOMERS FROM DOCUMENT FRAUD, THEY TURN TO STANDARD REGISTER. THE ABOVE PAYROLL CHECK SAMPLE DEPICTS SEVERAL OF STANDARD REGISTER'S UNIQUE SECURITY FEATURES.



                                     SR 7 1997

SMARTworks
STANDARD REGISTER PRESENTS A COMPLIMENTARY SMARTWORKS DEMO CD. THIS IS A LIVE, INTERACTIVE DISC. YOU MAY PERUSE SMARTWORKS CAPABILITIES BY FOLLOWING THE DETAILED INSERT INSTRUCTIONS.

                          [SMARTworks CD and Envelope]


                                                INSTALLATION GUIDELINES
[SMARTworks logo(TM)]

TO INSTALL UNDER WINDOWS 95(R) OR WINDOWS NT(R) 4.0;

1. Before inserting the SMARTworks(TM) CD-ROM, close all running programs including toolbars.

2. Insert the CD, SMARTworks(TM) will guide you through the setup process; follow the instructions on the screen.

NOTE: If the instructions do not appear:
* Click Start Menu, point and click Run.
* Type d:\setup.exe (if "d" is the letter of your CD-ROM drive).

3. After the SMARTworks(TM) setup is complete, you will be asked to install Adobe Acrobat(R) Reader.

NOTE: Adobe Acrobat(R) Reader is required to run parts of the demo
*If you have Adobe Acrobat Reader, select no to skip this installation. *If Not, select yes and follow the instructions on the screen.

4. Congratulations, you're ready to run the demo by double-clicking on the SMARTwork(TM) Demi cion located on the screen (your desktop).

NOTE: To run the SMARTworks(TM) Demo, it is necessary to have the CD in the CD-ROM drive.

(more info on back)

[Standard Register logo]

                SYSTEM REQUIREMENTS FOR THE SMARTWORKS(TM) DEMO:
* Windows(R) 95/NT(R) 4.0 or above
* Pentium-75 MHZ desktop computer or laptop
* High color display
* 16MB RAM
* Audio capability
* 4X CD-ROM drive
* 15MB available hard drive space
* Web browsers supported: Microsoft(R) Internet Explorer 3.0/
  Netscape(R) 3.0 or above

              UNINSTALL INSTRUCTIONS FOR THE SMARTWORKS(TM) DEMO:
1. Click the Start menu, point to settings, and then choose Control Panel.
2. Double Click Add-Remove Programs.
3. In the Add-Remove Programs properties dialog box, click the Install/ Uninstall tab.
4. In the list of software that can be removed by windows, click SMARTworks(TM) Demo.
5. Click Add/Remove, and then follow the directions on your screen.
   NOTE: If necessary, click NO to removing common files used by other applications.
6. Click OK, the SMARTworks(TM) Demo has successfully been uninstalled.

NOTE: Use them instructions to uninstall Adobe Acrobat(R) Reader, except click Adobe Acrobat(R) Reader 3.01 instead of SMARTworks(TM) Demo in step 4.

This material may not be copied in whole or in park, without the express written permission of Standard Register. All brands and product names are trademarks or registered trademarks of their respective companies. Copyright (c) 1998 The Standard Register Company. All Rights Reserved.


                                  SR 8 1997

ONE OF THE MAJOR REASONS WE CHOSE STANDARD REGISTER AS OUR DOCUMENT MANAGEMENT PARTNER WAS THEIR INTEGRATED ELECTRONIC COMMERCE AND DOCUMENT MANAGEMENT SYSTEM
- SMARTWORKS.

Tariq Hassan,
Director, Strategic Sourcing,
Barnett Banks, Inc.



SMARTworks
In April 1997, Standard Register made a significant move forward in electronic document management by using the Microsoft(R) suite of development tools with SMARTworks. These tools provide a modular approach to managing printed and electronic documents. Driven by the Company's role as a leading consultant in document management, Standard Register offers continued tool enhancements to this best-in-class desktop solution.

SMARTworks brings document managers, creators and consumers together on-line in a real-time environment. Access is available via the Internet or Intranet. Integration with Standard Register's warehousing and distribution/requisition/order entry systems is another value-added benefit. Standard Register SMARTworks offers flexible, up-to-date information, as well as distributed access with centralized control.

SMARTworks is already impacting the marketplace for our largest customers. Our research indicates that customer satisfaction continues to focus on the ability to meet the needs of the large customer in one stop; that is, combining document flow management, printing, fulfillment, requisitioning and warehousing. This total solution is exactly what customers will expect in the future. Thanks to SMARTworks, Standard Register is able to provide that scalable solution today.

Whether the industry is healthcare, financial or general business, SMARTworks enables businesses to reduce costs and paper while increasing efficiency. Columbia HCA is implementing Standard Register's Less-Paper Strategy. In 1997, our comprehensive team of document management experts worked with Columbia to create 200 new standard forms, potentially eliminating up to 39,000 custom SKU's.


                                  SR 9 1997

AT THOMASTON MILLS, WE NEEDED A COMPANY THAT COULD PROVIDE US WITH FLEXIBILITY TO RESPOND TO OUR CUSTOMERS NEEDS. THAT'S WHY WE CHOSE STANDARD REGISTER. THEY WERE ABLE TO PROVIDE US A COMPREHENSIVE LABELING SOLUTION THAT MET THE CRITERIA OUR VENDORS REQUIRED. THE ABILITY TO LABEL CARTONS ON-LINE AND IMMEDIATELY NOTIFY OUR MAINFRAME OF THEIR STATUS, WHILE VERIFYING VENDOR REQUIREMENTS WAS THE ANSWER WE WERE LOOKING FOR. BEING ABLE TO CONTROL THE LABEL FORMATS AND RESPOND TO OUR CUSTOMERS' REQUEST FOR SPECIAL COMPLIANCE LABELING WAS THE KEY. STANDARD REGISTER'S LABELING SYSTEM SOLUTION ALLOWED US TO DO THAT.

Pete Key,
Assistant Manager of Data
Processing, Thomaston Mills



Label Management
High-performance labels can play an integral role in shortening production cycles. Effective label management improves business processes and controls costs. Today's business environment demands integrated label management to complement a well-planned document management approach.

Standard Register's proactive approach to label management heightens cost and production efficiency. We provide a full range of labeling services, from automated label design and cataloging to inventory control, on-demand printing of variable labels and just-in-time delivery of complete kits to the assembly line.

Standard Register produces flexographic, screen and offset printed labels, bar code/automatic ID systems, pressure sensitive labels, compliance labels and variable image products that use the latest laser and thermal transfer technology. Form/label combinations are also an important part of this growing market segment.

Superior label management eliminates redundancy, maximizes design efficiency and lowers total product inventory. It can also contribute to liability protection by ensuring that all products are complete with the appropriate warnings, instructions and approvals. The addition of the UARCO product line broadens and complements the Standard Register line of label offerings.


                                  SR 10 1997

                                                       PRINT ON DEMAND

LABEL MANAGEMENT

STANDARD REGISTER PROVIDES LABELS TO CUSTOMERS IN MANY DIFFERENT INDUSTRIES. AS A CONTRACTUAL SUPPLIER TO THE NATION'S THREE LARGEST HOSPITAL BUYING ORGANIZATIONS, STANDARD REGISTER UNDERSTANDS THE UNIQUE NEEDS OF THE HEALTHCARE INDUSTRY. THE DEPICTED LABEL/BAR CODE APPLICATION PROVIDES ACCURACY IN TRACKING PATIENT AND ANCILLARY SERVICES. THIS IS ANOTHER INDICATION OF THE DEPTH OF OUR LABEL MANAGEMENT OFFERINGS AND THE SUPERIOR QUALITY OUR CUSTOMERS DEMAND.


                                    [PHOTO]






                                  SR 11 1997

STANFAST ON DEMAND PRINTING

STANDARD REGISTER NOW OPERATES 38 PRINT ON DEMAND CENTERS NATIONWIDE. THIS GROWING NETWORK OFFERS SHORT-RUN, JUST-IN-TIME, QUALITY PRINTING SERVICES TO OUR CUSTOMERS. OUR SMARTWORKS SOLUTION CAN ALSO BE USED TO DOWNLOAD FILES TO THE NEAREST STANFAST CENTER FOR ENHANCED REQUISITIONING AND FULFILLMENT.

THE FINANCIAL PAGES CONTAINED IN THIS DOCUMENT, AND DEPICTED BELOW, WERE PRINTED BY STANFAST, INDICATING THE HIGH-QUALITY OF OUR PRINT ON DEMAND NETWORK.


                                    [PHOTO]


                                  SR 12 1997

OUR PARTNERSHIP WITH STANDARD REGISTER PROVIDES A WIN-WIN SITUATION FOR KEYCORP AND ITS CUSTOMERS. BY OUTSOURCING OUR PRINTING, WAREHOUSING AND DISTRIBUTION EFFORTS TO A SINGLE SOURCE PARTNER, WE NOT ONLY ELIMINATED OUR DUPLICATE DOCUMENTS, BUT WE ALSO CENTRALIZED ALL PROCUREMENT ACTIVITIES. THIS REDUCES OUR ADMINISTRATIVE COSTS AND MAKES OUR PERSONNEL AVAILABLE FOR CUSTOMER SERVICE AND REVENUE-GENERATING ASSIGNMENTS.

Daniel Lesczynski,
Vice President, Strategic
Sourcing, KeyCorp




PRINT ON DEMAND

Print On Demand Market
One of the fastest growth areas of the Company continues to be the print on demand market. This outsourcing network offers just-in-time, short-run cut sheets, as well as short-run process and digital color. Customers recognize the value of outsourcing print and distribution operations to Standard Register through our nationwide Stanfast network. The customer receives the value-added from accessing our technology, service and equipment, without further investing their own capital.

Research indicates that the $22 billion print on demand market will continue to grow by 22 percent annually. Standard Register is a recognized leader in this market segment, and expects to continue to capitalize on it in the future.

Stanfast
The quantity you want, when you want it, where you want it. That is the idea behind Standard Register's Demand Printing Strategy. Whether it is a brochure or a business form, Stanfast provides just-in-time production of business documents. Stanfast operates networked Digital Print Centers from Boston to Honolulu serving corporate America. In fact, we believe our Stanfast Group is one of the largest distributed print networks in the United States.

The continued demand of our Stanfast network reflects the growth in this market. Between fourth quarter, 1996 and calendar year 1997 we added new Stanfast facilities in Secaucus, New Jersey; Savannah, Georgia; Charlotte, North Carolina; Memphis, Tennessee; Cleveland, Ohio; Portland, Oregon and Las Vegas, Nevada. The addition of the former UARCO Impressions(R) group brings Standard Register's print on demand network to 38 locations nationwide.



                                  SR 13 1997

STANDARD REGISTER WILL PLAY AN IMPORTANT ROLE IN OPENING NEW OPPORTUNITIES FOR SMART CARDS IN BUSINESS AND CONSUMER MARKETS. WITH ITS DEPTH OF KNOWLEDGE AND EXPERTISE IN CARD PERSONALIZATION AND DISTRIBUTION, AS WELL AS AN ESTABLISHED RECORD OF SUCCESSFUL CARD-BASED PROGRAMS, STANDARD REGISTER FILLS AN IMPORTANT NICHE IN OUR ASSOCIATES PROGRAM.

Lou Bisasky,
General Manager,
Schlumberger Smart Cards,
North America


Phone Cards/Smart Cards
Standard Register is a key player in driving the latest technology to marketplace. Our Imaging Services Group packages plastic cards for ATMs, prepaid phone usage, membership cards, frequent shopper databases, and numerous other plastic card programs.

Phone cards are among the hottest technological advances to rapidly hit the consumer market in recent years. Some of the industry's largest companies turned to Standard Register in 1997 for their phone card and plastic card needs. Standard Register prints and distributes plastic cards and other materials for thousands of their customers across the country.

New on the horizon is the advent of smart cards. Standard Register has the technology to personalize every card with a microprocessor chip that enables significant tracking of individual user purchases. Many expect U.S. smart card usage to rise, like its European counterparts. Smart cards offer the U.S. consumer secure, customized tracking of numerous applications. Smart cards can securely track banking transactions, frequent shopper database information, and even medical information.

In September 1997, Standard Register announced an important partnership that strengthens our place in this emerging market niche. We are now partnering with Schlumberger Electronic Transactions, a unit of Schlumberger Ltd. of Europe and the leading single-source supplier of transaction solutions. We expect to be the leading resource for smart card technology as it continues its advent in the American marketplace.


                                  SR 14 1997

DIRECT MAIL/COMMERCIAL PRINTING

                             [PHONE CARD ATTACHED]

PHONE CARDS /
SMART CARDS
THE ATTACHED PHONE CARD IS A LIVE, COMPLIMENTARY PHONE CARD WITH FREE AIR TIME FOR YOUR USE. SOME OF THE INDUSTRY'S LARGEST COMPANIES TURN TO STANDARD REGISTER TO PRINT AND DISTRIBUTE PHONE AND PLASTIC CARDS. WE ARE ALSO AN EMERGING LEADER IN THE SMART CARD INDUSTRY.



                                  SR 15 1997

DIRECT MAIL PRINTING AND PERSONALIZATION
COMMUNICOLOR PROVIDES HIGH SPEED, QUALITY COLOR PRINTING, SEGMENTATION AND PERSONALIZATION FOR THE DIRECT MAIL INDUSTRY. OUR DIRECT MAIL EXPERTS KNOW HOW TO PRODUCE MATERIALS THAT CATCH THE EYE AND INCREASE RESPONSE. THIS DEMONSTRATION PIECE REPRESENTS A VARIETY OF UNIQUE SERVICES COMMUNICOLOR CAN PROVIDE ON ANY ONE PRODUCT.


                       [DIRECT MAIL DEMONSTRATION PIECE]




                                  SR 16 1997

WE RECENTLY TESTED THE NEW COMMUNICOLOR DONE-IN-ONE FORMAT AGAINST OUR DIRECT MAIL CONTROL. WE WERE IMMEDIATELY IMPRESSED WITH THE HIGH QUALITY OF THE PIECE AND PARTICULARLY THE ABILITY TO CONVEN-IENTLY MATCH SIX COMPONENTS IN ONE NESTED SET. THIS LOWERED THE MATCHING COSTS OF CONVENTIONALLY PRODUCED PACKAGES SIGNIFICANTLY. MORE IMPORTANTLY, THE RESPONSE WAS SO OVERWHELMING THAT WE COULDN'T OPEN THE REPLY ENVELOPES FAST ENOUGH! THE DONE-IN-ONE RESULTED IN A SUCCESSFUL, COST-EFFECTIVE TEST, SO WE ARE NOW USING IT AS OUR CONTROL PACKAGE. STANDARD REGISTER, AND SPECIFICALLY COMMUNICOLOR, UNDERSTANDS THIS BUSINESS. THEY KNOW HOW TO PRODUCE CREATIVE, HIGH-QUALITY PRODUCTS, AND QUALITY SERVICE.

Russell B. Mason,
Mail Fund Associates


DIRECT MAIL / COMMERCIAL PRINTING

High Color Printing and Personalization
Demand within the estimated $66 billion commercial print/direct mail market also continues to grow. The Standard Register Communicolor group leads our expansion in this area. Publisher's Clearing House and Reader's Digest are just two of the many large volume customers that turn to Communicolor for their direct mail printing options.

Communicolor is the direct mail partner for business marketing. They offer a full range of state-of-the-art technology to enhance the targeted direct mail message. From PopUps to PopOuts, from self-mailers to envelope packages, from matched multi-piece components to standard letter formats - Communicolor offers proven techniques that give direct mail its greatest impact. Special effects like foil, labels, scratch off and die-cuts continue to add interest and involvement resulting in higher response.

In 1997, Communicolor introduced a new patented format, Done-in-One. It immediately gained customer recognition and use because of its many benefits. This simplified production process saves customers time and money without compromising quality or limiting creative options. It also eliminates complications associated with multiple component coordination.

A Communicolor strength is its high-speed, sophisticated use of marketing data to personalize pieces beyond addresses - incorporating maps, product images, or other relevant and specialized offers with dramatic results. The financial, retail, and automotive industries are just a few other examples of the high volume, direct mail customers that utilize Communicolor's combined data manipulation and eye-catching print expertise.

                                  SR 17 1997

OUTSOURCING TO STANFAST FOR FEDEX PRINTING PROVIDES SPEEDY AND ON-TIME SERVICE, MEETING OUR LOGISTIC NEEDS.

Vinod Nathani,
Manager, Contract and
Supplier Management, FedEx



Brochure Capabilities
Standard Register's growing color capabilities run the gamut from the latest digital color technologies to traditional commercial printing. Businesses achieve higher response rates through the use of color and targeted messages. Standard Register makes this possible.

We not only help customers reduce the costs associated with printing, we can also help increase a company's revenue. For example, our digital printing capabilities allow businesses to use their database of customer information to accurately target marketing pieces to even an audience of one.

Growth can be seen in many of our customer segments, including travel and tourism, manufacturing, health care, and finance, as they increase their use of color as a tool in their competition for customers and market share.

Standard Register has the expertise to produce quality brochures, direct mail pieces, and business documents for the large and small customer. Our value-added services and processes continue to expand our reach in the marketplace and our solid financial performance.

Standard Register continues to invest in digital printing technology through partnering with such print technology leaders as Heidelberg, Xerox, IBM an Xeikon. We have the equipment, technology and personnel to produce first-rate print materials.

Coupled with our excellence in brochure quality and technology is a nationwide network of print centers and sales offices, ready to meet any distribution and fulfillment need. Our customers also appreciate the ease of downloading print files to the nearest Stanfast center, using our SMARTworks electronic document management solution.



                                  SR 18 1997

BROCHURE CAPABILITIES

THE HEIDELBERG QUICKMASTER/DI(TM), SEEN HERE AT OUR CHARLOTTE STANFAST CENTER, IS CHANGING THE WAY CUSTOMERS THINK ABOUT SHORT-RUN COLOR. THANKS TO THIS AND OTHER STATE-OF-THE-ART EQUIPMENT, STANDARD REGISTER OFFERS THE CUSTOMER UNRIVALED QUALITY THROUGH OUR PRINT ON DEMAND CENTERS. WHEN LINKED WITH OTHER INTELLIGENT PRINTING SOLUTIONS, STANDARD REGISTER OFFERS A POWERFUL COMBINATION OF EXCELLENT PRINT QUALITY AND TOTAL DOCUMENT MANAGEMENT.


                                    [PHOTO]


                                  SR 19 1997

OFFICERS



     ========================================================
     |                                     |
ALLAN F. SCOTT                       CRAIG J. BROWN
Mr. Scott, 50, is                    Mr. Brown, 48, has served
Corporate Vice President             as Senior Vice President
- Operational Excellence.            - Administration,
He served as Vice                    Treasurer and Chief
President, Operations                Financial Officer since
UARCO since 1996.                    1995.
                                            |
                                            |
     ========================================
     |                                      |
J. DOUG PATTERSON              JOHN E. SCARPELLI
Mr. Patterson, 43, is          Mr. Scarpelli, 54, is
Corporate Vice President       Corporate Vice President
- Chief Information            - Human Resources. He
Officer. He served as          served as Vice President
Vice President -               - Human Resources since
Information Systems UARCO      1995.
since 1997.

     ==============================================================================================================================
     |
PETER A. DORSMAN
Mr. Dorsman, 43, is
Senior Vice President and
General Manager -
Document Management and
Systems Division. He
joined Standard Register
in 1996.
     |
     |
HARRY A. SEIFERT
Mr. Seifert, 60, is
Corporate Vice President
and General Manager -
Rotary Group. He served
as Vice President -
Manufacturing - Document
Management Division since
1987.



                                     SR 20 1997

PAUL H. GRANZOW
Mr. Granzow, 70, has
served as Chairman of the     =============
Standard Register Board                    |
of Directors since 1984.                   |
                                           |
PETER S. REDDING                           |
Mr. Redding, 59, has                       |
served as President and                    |
Chief Executive Officer   ================-|
since 1994. He is a                        |
member of the Board of                     |
Directors and the former                   |
Executive Vice President                   |
and Chief Operating                        |
Officer.                                   |
                                           |
============================================
         |
JOSEPH V. SCHWAN
Mr. Schwan, 61, is
Executive Vice President
- Chief Operating
Officer. He joined
Standard Register as Vice
President, Sales and
Marketing in 1991.
       |
==========================   ==========================     ========================  ========================
       |                              |                           |                          |
TIMOTHY J. WEBB              BRIAN W. CALABRO               H. FRANK COFFMAN          JAMES H. DEYOUNG
Mr. Webb, 48, is Senior      Mr. Calabro, 41, is            Mr. Coffman, 59, is       Mr. DeYoung, 59, has
Vice President and           Corporate Vice President       Corporate Vice President  served as Corporate Vice
General Manager -            - Sales. He served as          - Marketing and           President -
Impressions Division. He     Vice President Sales in        Communications, and       International Operations
served UARCO for 26          1997.                          Secretary.                since 1995.
years, most recently as
President and CEO since
early 1997.
          |
          |
MICHAEL SPAUL
Mr. Spaul, 50, is
Corporate Vice President
and General Manager -
Communicolor. He served
as the General Manager of
Communicolor since 1995.


                                   SR 21 1997

DIRECTORS

ROY W. BEGLEY, JR.                        PETER S. REDDING
Assistant Vice President and              President and Chief Executive
Investment Officer, Key Trust             Officer of the Company.
Corporation of Ohio, N.A.- a              - Ex-officio member of all
trust company based in                    committees of the Board of
Cleveland, Ohio.                          Directors except for the Audit
- Member, Pension Advisory                Committee
Committee
                                          DENNIS L. REDIKER
F. DAVID CLARKE, III                      Chief Executive Officer of
Chairman of the Board of                  English China Clays plc - a
Directors as well as Vice                 worldwide speciality minerals
President and General Counsel             and chemicals company.
of Clarke-Hook Corporation - a            - Member, Audit and
real estate development,                  Compensation Committees
construction, and management
corporation.                              ANN SCAVULLO
- Chairman, Compensation Committee        Vice President, Strategic
- Member, Audit and Executive             Alliances and Joint Ventures,
Committees                                Avon Products, Inc.- a global
                                          direct seller of beauty and
PAUL H. GRANZOW                           related products.
Senior Vice President and a               - Member, Compensation
director of The Weston Paper              Committee
and Manufacturing Co. He is
co-trustee of the John Q.                 JOHN J. SCHIFF, JR.
Sherman Trust.                            Chairman of the Board of
- Chairman of the Board of                Directors of John J. & Thomas
Directors of the Company                  R. Schiff & Co., Inc.- an
- Member, Executive Committee             insurance agency.
                                          - Chairman, Audit and Pension
GRAEME G. KEEPING                         Advisory Committees
President of Information
Resources Management                      CHARLES F. SHERMAN
Associates - a consulting                 Personal Investments.
firm.                                     - Member, Pension Advisory and
- Member, Pension Advisory                Executive Committees
Committee
                                          JOHN Q. SHERMAN, II
                                          Manufacturers Representative,
                                          A. Rifkin Company - a
                                          manufacturer of specialty
                                          security packaging.
                                          - Member, Compensation
                                          Committee




                                  SR 22 1997

SAFE HARBOR STATEMENT:

THIS REPORT INCLUDES FORWARD-LOOKING STATEMENTS COVERED BY THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE STATEMENTS INVOLVE IMPORTANT ASSUMPTIONS, RISKS, UNCERTAINTIES AND OTHER FACTORS WHICH COULD CAUSE THE COMPANY'S ACTUAL RESULTS FOR FISCAL YEAR 1998 AND BEYOND TO DIFFER MATERIALLY FROM THOSE EXPRESSED IN SUCH FORWARD-LOOKING STATEMENTS. FACTORS WHICH COULD CAUSE MATERIALLY DIFFERENT RESULTS INCLUDE PRODUCT DEMAND AND MARKET ACCEPTANCE, THE FREQUENCY AND MAGNITUDE OF RAW MATERIAL PRICE CHANGES, THE EFFECT OF ECONOMIC CONDITIONS, COMPETITIVE ACTIVITIES, AND OTHER RISKS DESCRIBED IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.


FINANCIAL SECTION
THE FINANCIAL SECTION OF THIS REPORT WAS PRINTED AT A STANDARD REGISTER STANFAST ON DEMAND PRINTING CENTER. THIS SECTION OF OUR ANNUAL REPORT DOCUMENT IS A GOOD EXAMPLE OF THE TYPE OF PROJECT THAT IS IDEAL FOR THE SERVICES OF STANDARD REGISTER'S STANFAST ON DEMAND PRINTING CENTERS, LOCATED THROUGHOUT THE UNITED STATES.


Eleven Year Financial Summary        24
Management Discussion and Analysis   26
Independent Auditors' Report         30
Statement of Income                  31
Balance Sheet                        32
Statement of Cash Flows              34
Statement of Shareholders' Equity    35
Notes to Financial Statements        36
Operating Locations                  46

                                  SR 23 1997

ELEVEN YEAR FINANCIAL SUMMARY



(Dollars in thousands, except per share amounts)          1997           1996           1995           1994
===============================================================================================================
SUMMARY OF OPERATIONS
Revenue                                             $  965,674     $  943,979     $  903,240     $  767,415
Cost of products sold                                  576,292        575,316        584,088        485,738
---------------------------------------------------------------------------------------------------------------
      Gross margin                                     389,382        368,663        319,152        281,677
Engineering and research                                 9,100          7,842          7,813          7,475
Selling and administrative                             232,418        217,671        200,812        174,435
Depreciation and amortization                           36,646         34,814         29,326         25,755
Interest                                                   288            532            974          1,090
Restructuring costs                                         --             --             --             --
---------------------------------------------------------------------------------------------------------------
      Income before taxes                              110,930        107,804         80,227         72,922
Income taxes                                            44,036         44,647         32,468         29,046
---------------------------------------------------------------------------------------------------------------
      Net income before cumulative
         effect of accounting changes                   66,894         63,157         47,759         43,876
Cumulative effect of accounting changes                     --             --             --             --
---------------------------------------------------------------------------------------------------------------
      Net income                                    $   66,894     $   63,157     $   47,759     $   43,876
===============================================================================================================

BASIC PER SHARE DATA
Income before cumulative effect
   of accounting change                             $     2.35     $     2.20     $     1.67     $     1.53
Cumulative effect of accounting change                      --             --             --             --
---------------------------------------------------------------------------------------------------------------
      Net income                                    $     2.35     $     2.20     $     1.67     $     1.53
Dividends paid 0.80                                                      0.76           0.72           0.68
Shareholders' equity                                     17.17          15.80          14.36          13.42

DILUTED PER SHARE DATA
Income before cumulative effect of
   accounting change                                $     2.33     $     2.19     $     1.67     $     1.53
Cumulative effect of accounting change                      --             --             --             --
---------------------------------------------------------------------------------------------------------------
      Net income                                    $     2.33     $     2.19     $     1.67     $     1.53

YEAR-END FINANCIAL DATA
Current ratio                                         3.5 to 1       4.0 to 1       3.4 to 1       3.6 to 1
Working capital                                     $  271,799     $  259,148     $  231,958     $  231,811
Plant and equipment                                    260,035        235,958        215,974        198,805
Total assets                                           647,018        588,113        555,503        525,659
Long-term debt 4,600                                     4,600          4,600         11,071         17,546
Shareholders' equity                                   487,935        453,246        411,217        383,966

OTHER DATA
Number of shares outstanding
   at year-end                                      28,418,364     28,689,906     28,639,312     28,607,891
Number of employees                                      6,440          6,445          6,439          6,201
Capital expenditures                                $   61,287     $   57,783     $   48,332     $   52,128







                                  SR 24 1997



          1993           1992          1991           1990               1989           1988           1987
   =========================================================================================================

    $  722,120     $  705,215     $  693,712     $  716,410        $  708,876     $  675,197     $  666,661
       452,163        446,772        447,452        464,514           451,133        429,205        403,801
   ---------------------------------------------------------------------------------------------------------
       269,957        258,443        246,260        251,896           257,743        245,992        262,860
         7,754          7,803          7,854          9,647             9,222          8,624          8,267
       166,267        163,711        162,350        169,462           161,720        154,122        162,877
        24,553         22,955         22,028         21,368            19,269         16,620         16,380
         1,142          2,124          3,012          4,462             5,571          5,316          5,700
            --             --             --         13,998                --             --             --
   ---------------------------------------------------------------------------------------------------------
        70,241         61,850         51,016         32,959            61,961         61,310         69,636
        28,056         22,478         18,309         11,165            21,601         23,210         29,099
   ---------------------------------------------------------------------------------------------------------

        42,185         39,372         32,707         21,794            40,360         38,100         40,537
            --        (13,362)            --             --                --             --             --
   ---------------------------------------------------------------------------------------------------------
    $   42,185     $   26,010     $   32,707     $   21,794        $   40,360     $   38,100     $   40,537
   =========================================================================================================



    $     1.47     $     1.37     $     1.14     $     0.74        $     1.35     $     1.28     $     1.36
            --          (0.47)            --             --                --             --             --
   ---------------------------------------------------------------------------------------------------------
    $     1.47     $     0.90     $     1.14     $     0.74        $     1.35     $     1.28     $     1.36
          0.64           0.60           0.56           0.56              0.52           0.47           0.43
         12.59          11.78          11.49          10.92             10.71           9.88           9.11



    $     1.47     $     1.37     $     1.14     $     0.74        $     1.35     $     1.28     $     1.36
            --          (0.47)            --             --                --             --             --
   ---------------------------------------------------------------------------------------------------------
    $     1.47     $     0.90     $     1.14     $     0.74        $     1.35     $     1.28     $     1.36


      3.9 to 1       3.9 to 1       3.9 to 1       3.9 to 1          4.4 to 1       4.1 to 1       4.1 to 1
    $  243,573     $  231,295     $  217,697     $  215,197        $  232,725     $  227,008     $  219,646
       174,252        169,122        169,026        161,856           155,281        141,096        132,339
       502,333        482,463        463,560        453,725           459,196        443,784        425,217
        24,454         35,189         41,940         48,736            55,282         61,990
       360,983        338,317        329,333        312,626           319,070        294,269        271,456



    28,671,710     28,711,317     28,673,397     28,635,124        29,797,608     29,779,613     29,812,644
         5,769          5,724          5,852          6,168             6,321          6,355          6,284
    $   31,076     $   22,697     $   28,039     $   29,822        $   33,655     $   31,240     $   18,436







                                 SR  25  1997

MANAGEMENT DISCUSSION AND ANALYSIS

Significant Events
In September 1994 the Company entered into a joint venture with Russian and Dutch partners to produce and market business forms in Russia. The investment was primarily in the form of refurbished equipment no longer required by the Company in its U.S. operations. As a result of the difficult business environment in Russia, the Company has written off its investment, taking pretax charges of $4.9 million and $1.0 million in years 1996 and 1997, respectively.

In March 1995 the Company paid $7.7 million for the assets of FCA, a division of Capital Graphics, Inc. FCA was a producer of custom business forms located in Spring Grove, Illinois.

In June 1995 the Company successfully defended a legal challenge to two of its key document security patents. Legal fees incurred in 1995 for this matter were $1.5 million.

In August 1995 the Company entered into a settlement agreement with Travelers Express Company Inc. related to a patent dispute. Standard Register agreed to compensate Travelers and to make modifications to certain money order disbursing equipment. Compensation and related legal fees totaling $3.7 million were accrued in 1995. Equipment modifications were completed in 1997 at a cost of approximately $1.0 million.

In September 1995 the Company invested $3.5 million in F3 Software Corporation, a provider of forms design and electronic forms application software. F3's software is a key component of the Company's document management software, SMARTworks. The Company's investment in F3 through year-end 1997 was $7.5 million, representing a 44 percent ownership share.

During 1995 the Company sold its Hanford, California and Bedford, Pennsylvania plants, recording a total gain of $1.4 million. These two plants had been closed in previous years as part of restructuring programs.

In August 1996 the Company purchased the assets of Piedmont Printing Company, Inc. in Charlotte, North Carolina for $2.5 million, providing needed capacity to support the growth in the Imaging Services and Stanfast Groups.

In October 1996 the Company sold its Advanced Medical Systems Division (AMS). AMS developed and marketed materials management application software for hospitals. The decision to sell the division, which had 1996 revenue of $1.9 million, was based on continuing operating losses and a strategic decision to channel increased software development effort to electronic forms and related software tools offered under the Company's SMARTworks system. The sale did not have a material effect on 1996 earnings.

During 1997 the Company entered into acquisition agreements totaling $7.0 million, establishing five new Stanfast Print Centers and an additional Imaging Services facility.

On December 31, 1997 the Company acquired the stock of Uarco Incorporated for $245 million in cash. UARCO's 1997 sales of custom business forms, pressure sensitive labels, and related equipment and services were estimated at $470 million. The acquisition occurred after the December 28, 1997 closing date for the Company's fiscal year and is therefore not included in the 1997 financial statements.



                                  SR 26 1997

                        The Standard Register Company

Results of Operations:  1997 Compared to 1996
Net Income for 1997 was a record $66.9 million, 5.9 percent above the $63.2 million reported for the prior year; Basic Earnings Per Share were $2.35 compared to 1996's $2.20 result.

Total Revenue for 1997 was $965.7 million, up 2.3 percent from $944.0 million in fiscal 1996. The largest of the Company's three divisions, The Document Management Division, recorded a 4.3 percent increase in revenue to $702.2 million, reflecting estimated gains of 2.1 percent in units and 2.2 percent in average selling prices. Within this Division, traditional business forms and related services were down 1.9 percent, which compares favorably to an estimated
4.0 percent decline in industry demand for these products. Revenues for the Imaging Services and Stanfast Groups were up 21.0 percent and 26.2 percent, respectively, as the Company continued to exploit the significant growth opportunities in these markets. The Company believes it continues to pick up market share.

The Communicolor Division reported revenue of $97.3 million, down 4.2 percent from the prior year. The decline was attributed in part to the mailing of fewer pieces by many of the Division's customers and competitive pressures from commercial printers equipped with high resolution imaging equipment. The Division took actions in 1997 to bolster its sales force and product offering and saw consistent progress during the year; after seven consecutive quarters of sales declines, fourth quarter revenue increased 5.0 percent.

Revenue for the Document Systems Division was $163.1 million, down 0.9 percent from 1996's result. New equipment installations were off 7.7 percent reflecting the continuing transition from traditional forms handling equipment to newer generation intelligent printing systems. Equipment maintenance was also lower, off 2.9 percent, which resulted in part from an effort to trim unprofitable business; parenthetically, dollar gross margins in the service segment increased $3.5 million despite a $1.1 million drop in revenue. In other product segments, supplies revenue rose 4.2 percent, Pressure Sensitive label business grew 1.9 percent, and Electronic Services increased 19.4 percent.

The gross margin improved from 39.1 percent of revenue in 1996 to 40.3 percent in the year just ended and was the major contributing factor to the Company's increased profitability. This improvement is attributed primarily to modestly improved pricing, lower average paper prices, and other manufacturing cost improvements. After peaking at year-end 1995, paper prices generally fell off until June 1997, when the first of the year's three price increases was recorded. The Company raised the prices of its forms in December 1997 in response to the rising costs of paper and other operating items. Notwithstanding a competitive marketplace, the Company has historically been able to recover higher paper costs over time by providing high value added products and services to its customers.

Selling, administrative, and engineering costs increased 7.0 percent from $225.6 million in 1996 to $241.5 million in 1997. The Company has increased its investment in information services as part of a plan to implement integrated systems to improve order management and management reporting. In addition, the Company increased its level of sales support resource in the field as part of its program to improve overall sales productivity.

A program to ensure that the Company's systems are Year 2000 compliant by mid-year 1999 has been undertaken; $.8 million was incurred in 1997 and an estimated $9.2 million will be spent during 1998 and 1999.

Depreciation and amortization rose 5.3 percent in response to higher capital spending during the last two years. The income tax rate was 39.7 percent compared to 41.4 percent in 1996. The lower tax rate is primarily attributed to Russian joint venture capital losses incurred in 1996 and for which current or future tax benefits were not provided.



                                  SR 27 1997

Results of Operations:  1996 Compared to 1995
Net Income for 1996 was $63.2 million, 32.2 percent above 1995's $47.8 million result. Basic Earnings Per Share were $2.20 versus $1.67 in the prior year. There were two significant adjustments in 1996 that essentially offset one another: the write-down of the Company's investment in the Russian joint venture, equivalent to approximately $0.13 per share after tax, and a favorable LIFO inventory adjustment related to lower paper prices, also $0.13 per share.

There was an unfavorable LIFO inventory adjustment in 1995 equivalent to $10.0 million after tax, or $0.34 per share. Excluding the LIFO adjustments in both years and the Russian joint venture adjustment, Net Income was 9.7 percent higher.

Paper prices played significant roles in both years' results. The most recent paper cycle began in June 1994 as the strengthening worldwide demand for all paper products and relatively high utilization rates at paper mills supported the first of many closely spaced price increases. By June 1995 the weighted average of all papers purchased by the Company had risen nearly 45 percent. Paper prices remained stable for the balance of 1995 and fell during the first four months of 1996, remaining at that level for the balance of the year despite several attempts at increases by the paper companies. Average paper prices in 1996 were 13 percent lower than in 1995.

Revenue in 1996 was $944.0 million, 4.5 percent above the $903.2 million reported for 1995. The Document Management Division reported $673.5 million in revenue, a 7.4 percent increase over 1995. Traditional business forms revenue rose 0.9 percent while, the Imaging Services, Stanfast, and Distribution Services Groups produced a 23.7 percent overall increase.

The Communicolor Division, a producer of promotional direct mail, reported revenue of $101.6 million, 11.5 percent below the 1995 result. This reduction reflected fewer mailings, lower paper prices, and new competition from commercial printers. Printing and imaging capacity added during 1996 was not fully utilized, producing lower operating margins.

The Document Systems Division generated revenue of $164.7 million, up 6.0 percent compared to 1995's $155.3 million. Note that these results were restated for the reclassification of pressure sensitive labels and electronic services to this Division from the Document Management Division. Revenue from supplies was up 11.4 percent, but new equipment installations declined 2.3 percent and maintenance revenue was 5.5 percent below the prior year. The reduction in equipment revenue reflected a product rationalization as part of the Division's plan to focus primarily on intelligent printing applications. The drop in maintenance revenue reflected the pruning of unprofitable accounts, which produced a 4.0 percent increase in gross margin dollars despite the lower revenue.

The Company's profit improvement was most evident at the gross margin line. The gross margin for all products and services was 39.1 percent of revenue in 1996, compared to 35.3 percent for 1995. Excluding the effects of LIFO inventory adjustments in each of the years, the operating gross margin improved from 37.2 percent to 38.4 percent, reflecting a favorable product mix, lower paper costs, and the retention of some of the forms pricing gains made during 1995.



                                  SR 28 1997

Selling, administrative, and engineering expenses totaled $225.5 million in 1996, 8.1 percent above the 1995 level. 1996's operating expenses included the $4.9 million charge related to the Russian joint venture, approximately $2.8 million in Electronic Services Group start-up costs, $2.7 million in roll-out costs for the Company's new order entry system, and $2.5 million for added sales support. Depreciation and amortization increased from $29.3 million in 1995 to $34.8 million in 1996, primarily as a result of higher capital spending in the last two years.

The increase in the income tax rate from 40.5 percent in 1995 to 41.4 percent in 1996 can be attributed to the Russian charge. The majority of this charge was recorded as a capital loss which, in the absence of an offsetting capital gain, did not permit a corresponding reduction in the tax provision.

Environmental Matters
The Company has been named as one of a number of potential responsible parties at several waste disposal sites, none of which has ever been Company owned. The Company has accrued for investigation and remediation at sites where costs are probable and estimable. At this writing, there are no identified environmental liabilities that are expected to have a material adverse effect on the operating results or financial condition of the Company.

Liquidity and Capital Resources
The Company's financial condition remained very strong. The total balance of cash and short-term investments was $83.6 million at year end, compared to $4.6 million in total debt. Shareholders' equity ended the year at $487.9 million.

Cash flow from operations was sufficient to fund a record $61.3 million of capital expenditures, $3.0 million of additional investment in the F3 Corporation, $22.8 million of dividends, $12.2 million of stock repurchases, and an increase in cash reserves of $17.8 million.

Capital expenditures in 1997 went in major part for manufacturing capacity additions, automation of field sales offices, and internal application software development. The Company expects 1998 capital spending to be in the $65 million to $75 million range.

On December 15, the Company entered into a $300 million unsecured five-year revolving credit agreement underwritten by KeyBank, N.A. to provide financing for the acquisition of Uarco Incorporated and other general corporate purposes. The Company closed on the $245 million acquisition on December 31, 1997, applying $15 million of corporate cash and borrowing $230 million under the revolver. Under the terms of the agreement, the interest rate is set periodically at a spread over the London Interbank Offered Rate (LIBOR); the spread is based upon the Company's ratio of net debt (debt less cash and short-term investments) to total capital. On a pro-forma basis, the Company's net debt to total capital ratio following the December 31 acquisition was 25.4 percent. The Company subsequently entered into a five-year swap agreement that effectively fixes the interest rate on $200 million of the debt at an all-in cost of 6.0 percent.

In management's opinion, the combination of the revolving credit agreement and internally generated cash flow will be sufficient to provide for the Company's near-term financing needs.


                                  SR 29 1997

INDEPENDENT AUDITORS' REPORT





Board of Directors and Shareholders
The Standard Register Company
Dayton, Ohio

We have audited the accompanying balance sheet of The Standard Register Company as of December 28, 1997 and December 29, 1996, and the related statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 28, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based upon our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Standard Register Company as of December 28, 1997 and December 29, 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 28, 1997, in conformity with generally accepted accounting principles.



/s/ Batell & Batell LLP

Certified Public Accountants
Dayton, Ohio
January 23, 1998


                                  SR 30 1997

                        The Standard Register Company

STATEMENT OF INCOME


                                                        52 WEEKS ENDED    52 Weeks Ended    52 Weeks Ended
                                                           DECEMBER 28       December 29       December 31
(Dollars in thousands, except per share amounts)                  1997              1996              1995
===========================================================================================================

REVENUE                                                       $965,674          $943,979          $903,240

COST AND EXPENSE
   Cost of products sold                                       576,292           575,316           584,088
   Engineering and research                                      9,100             7,842             7,813
   Selling and administrative                                  232,418           217,671           200,812
   Depreciation and amortization                                36,646            34,814            29,326
   Interest                                                        288               532               974
------------------------------------------------------------------------------------------------------------
      Total cost and expense                                   854,744           836,175           823,013
------------------------------------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES                                     110,930           107,804            80,227
------------------------------------------------------------------------------------------------------------

INCOME TAXES
   Current                                                      40,098            42,009            32,752
   Deferred                                                      3,938             2,638              (284)
------------------------------------------------------------------------------------------------------------
      Total income taxes                                        44,036            44,647            32,468
------------------------------------------------------------------------------------------------------------
NET INCOME                                                    $ 66,894          $ 63,157          $ 47,759
============================================================================================================
EARNINGS PER SHARE
   Basic                                                         $2.35             $2.20             $1.67
============================================================================================================
   Diluted                                                       $2.33             $2.19             $1.67
============================================================================================================

See accompanying notes.



                                  SR 31 1997

BALANCE SHEET


                                                                             DECEMBER 28       December 29
(Dollars in thousands)                                                              1997              1996
===========================================================================================================

ASSETS

CURRENT ASSETS
   Cash and cash equivalents                                                    $ 67,556          $ 64,550
   Short-term investments                                                         16,055             1,215
   Accounts receivable, less allowance for losses
     of $2,864 and $3,638, respectively                                          191,031           178,711
   Inventories                                                                    85,546            86,152
   Deferred income taxes                                                           6,168             8,206
   Prepaid pension expense                                                         5,371               952
   Prepaid other expense                                                           7,091             5,201
-----------------------------------------------------------------------------------------------------------
         Total current assets                                                    378,818           344,987
-----------------------------------------------------------------------------------------------------------



PLANT AND EQUIPMENT
   Buildings and improvements                                                     67,874            61,711
   Machinery and equipment                                                       237,320           224,702
   Office equipment                                                               67,324            60,894
-----------------------------------------------------------------------------------------------------------
         Total                                                                   372,518           347,307
      Less accumulated depreciation                                              155,634           141,021
-----------------------------------------------------------------------------------------------------------
         Depreciated cost                                                        216,884           206,286
   Plant and equipment under construction                                         39,070            26,160
   Land                                                                            4,081             3,512
-----------------------------------------------------------------------------------------------------------
         Total plant and equipment                                               260,035           235,958
-----------------------------------------------------------------------------------------------------------


OTHER ASSETS                                                                       8,165             7,168
-----------------------------------------------------------------------------------------------------------

         Total assets                                                           $647,018          $588,113
===========================================================================================================

See accompanying notes.


                                  SR 32 1997

                                                 The Standard Register Company

                                                                             DECEMBER 28        December 29
(Dollars in thousands)                                                              1997              1996
===========================================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
   Accounts payable                                                             $ 25,296           $ 20,225
   Dividends payable                                                               5,968              5,738
   Accrued compensation                                                           34,817             34,355
   Accrued other expense                                                           4,581              5,536
   Accrued taxes, except income                                                    6,977              5,902
   Income taxes payable                                                            1,155              2,624
   Customer deposits                                                              21,003              4,185
   Deferred service contract income                                                7,222              7,274
-----------------------------------------------------------------------------------------------------------
            Total current liabilities                                            107,019             85,839
-----------------------------------------------------------------------------------------------------------
LONG-TERM LIABILITIES
   Long-term debt                                                                  4,600              4,600
   Retiree health care obligation                                                 28,779             27,643
   Deferred income taxes                                                          18,685             16,785
-----------------------------------------------------------------------------------------------------------
            Total long-term liabilities                                           52,064             49,028
-----------------------------------------------------------------------------------------------------------
SHAREHOLDERS' EQUITY
   Common stock, $1.00 par value:
      Authorized 50,500,000 shares
      Issued 1997 - 24,308,437; 1996 - 24,204,392                                 24,308             24,204
      Class A stock, $1.00 par value:
      Authorized 4,725,000 shares
      Issued - 4,725,000                                                           4,725              4,725
   Capital in excess of par value                                                 31,599             28,705
   Retained earnings                                                             444,259            400,387
   Cost of common shares in treasury:
      1997 - 615,073 shares; 1996 - 239,486 shares                               (16,956)            (4,775)
-----------------------------------------------------------------------------------------------------------
            Total shareholders' equity                                           487,935            453,246
-----------------------------------------------------------------------------------------------------------
            Total liabilities and shareholders' equity                          $647,018           $588,113
===========================================================================================================






                                  SR 33 1997

                                                The Standard Register Company


STATEMENT OF CASH FLOWS


                                                        52 WEEKS ENDED    52 Weeks Ended     52 Weeks Ended
                                                           DECEMBER 28       December 29        December 31
(Dollars in thousands)                                            1997              1996               1995
============================================================================================================

CASH FLOWS FROM OPERATING ACTIVITIES
   Net income                                                 $ 66,894          $ 63,157           $ 47,759
   Add (deduct) items not affecting cash:
      Depreciation and amortization                             36,646            34,814             29,326
      Loss (gain) on sale of assets                                346             1,508             (1,309)
      Unrealized gain on investments                              (294)               --                 --
      Loss on other investments                                  1,852             4,383                830
      Provision for deferred income taxes                        3,938             2,638               (284)
   Increase (decrease) in cash arising from
      changes in assets and liabilities:
         Accounts receivable                                   (12,320)            2,998            (29,757)
         Inventories                                               606            11,665              2,856
         Other assets                                           (6,309)           (2,494)               202
         Accounts payable and accrued expenses                   6,789             1,762              8,159
         Income taxes payable                                   (1,469)               90                256
         Customer deposits                                      16,818            (4,149)            (1,473)
         Deferred income                                           (52)           (1,181)             1,095
------------------------------------------------------------------------------------------------------------
            Net adjustments                                     46,551            52,034              9,901
------------------------------------------------------------------------------------------------------------
            Net cash provided by operating activities          113,445           115,191             57,660
------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
   Additions to plant and equipment                            (61,287)          (57,783)           (48,332)
   Proceeds from sale of plant and equipment                       432             1,692              3,330
   Purchase of short-term investments                          (15,000)               --             (1,330)
   Sales of short-term investments                                 455               115                 --
   Additions to other investments                               (3,028)           (1,008)            (5,555)
   Other investing activities                                      (36)               --               (675)
------------------------------------------------------------------------------------------------------------
            Net cash used in investing activities              (78,464)          (56,984)           (52,562)
------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
   Principal payments on long-term debt                             --            (6,471)            (6,471)
   Proceeds from issuance of common stock                        2,998             1,317              1,000
   Purchase of treasury stock                                  (12,181)             (341)              (582)
   Dividends paid                                              (22,792)          (21,808)           (20,634)
------------------------------------------------------------------------------------------------------------
            Net cash used in financing activities              (31,975)          (27,303)           (26,687)
------------------------------------------------------------------------------------------------------------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS             3,006            30,904            (21,589)
   Cash and cash equivalents at beginning of year               64,550            33,646             55,235
------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF YEAR                      $ 67,556          $ 64,550           $ 33,646
============================================================================================================

SUPPLEMENTAL CASH FLOW DISCLOSURES
   Cash paid during the year for:
      Interest                                                $    141          $    565           $    999
      Income taxes                                            $ 41,317          $ 42,115           $ 32,496
   Non-cash investing activities:
      Note receivable from sale of assets                     $     --          $    650           $     --

See accompanying notes.



                                  SR 34 1997

                                                The Standard Register Company


STATEMENT OF SHAREHOLDERS' EQUITY




                                                        52 WEEKS ENDED    52 Weeks Ended     52 Weeks Ended
                                                           DECEMBER 28       December 29        December 31
(Dollars in thousands)                                            1997              1996               1995
============================================================================================================

COMMON STOCK
   Beginning balance                                          $ 24,204          $ 24,142           $ 24,085
   Add shares issued under:
      Stock Incentive Plan                                          50                55                 57
      Dividend Reinvestment Plan                                    22                 7                 --
      Stock Option Plan                                             32                --                 --
------------------------------------------------------------------------------------------------------------
Ending balance                                                  24,308            24,204             24,142
------------------------------------------------------------------------------------------------------------

CLASS A STOCK                                                    4,725             4,725              4,725
------------------------------------------------------------------------------------------------------------

CAPITAL IN EXCESS OF PAR VALUE
   Beginning balance                                            28,705            27,450             26,507
   Add excess of market over par
     value of shares issued under:
         Stock Incentive Plan                                    1,562             1,062                943
         Dividend Reinvestment Plan                                709               193                 --
         Stock Option Plan                                         623                --                 --
------------------------------------------------------------------------------------------------------------
   Ending balance                                               31,599            28,705             27,450
------------------------------------------------------------------------------------------------------------

RETAINED EARNINGS
   Beginning balance                                           400,387           359,334            332,501
   Add net income for year                                      66,894            63,157             47,759
   Less cash dividends declared                                (23,022)          (22,104)           (20,926)
------------------------------------------------------------------------------------------------------------
   Ending balance                                              444,259           400,387            359,334
------------------------------------------------------------------------------------------------------------

TREASURY SHARES
   Beginning balance                                            (4,775)           (4,434)            (3,852)
   Cost of common shares purchased                             (12,181)             (341)              (582)
------------------------------------------------------------------------------------------------------------
   Ending balance                                              (16,956)           (4,775)            (4,434)
------------------------------------------------------------------------------------------------------------
      Total shareholders' equity                              $487,935          $453,246           $411,217
------------------------------------------------------------------------------------------------------------

See accompanying notes.





                                  SR 35 1997

                                                The Standard Register Company

NOTES TO FINANCIAL STATEMENTS


(Dollars in thousands, except per share amounts)

NOTE 1 - Summary of Significant Accounting Policies
The Standard Register Company is a leading domestic supplier of business forms, pressure sensitive labels, business equipment, direct mail marketing materials, and document management services. The Company markets its products and services through a direct sales organization located in offices throughout the United States.

The Company operates in a single industry segment - providing products and services that facilitate the recording, storage and communication of business transactions and information. The accounting policies that affect the more significant elements of the financial statements are summarized below.

Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Fiscal Year
The Company's fiscal year ends on the Sunday nearest to December 31. Each of the fiscal years ending December 28, 1997, December 29, 1996, and December 31, 1995 had 52 weeks.

Cash Equivalents
The Company classifies as cash equivalents all highly liquid investments with original maturities of three months or less. These are primarily composed of repurchase agreements, municipal notes and bond funds, which are convertible to a known amount of cash and carry an insignificant risk of change in value. Cash equivalents are valued at cost plus accrued interest which also approximates market value.

Short-term Investments
Debt securities for which the Company has the intent and ability to hold to maturity are classified as held-to-maturity and are stated at amortized cost. Securities are classified as trading when held for short-term periods in anticipation of market gains and are reported at fair market value, with unrealized gains and losses included in income.

Inventories
Inventories are valued at the lower of cost or market. Substantially all inventory costs are determined by the last-in, first-out (LIFO) method. Finished products include printed forms stored for future shipment and invoicing to customers.

Plant and Equipment
These assets are stated at cost less accumulated depreciation. Costs of normal maintenance and repairs are charged to expense when incurred. When the assets are retired or otherwise disposed of, their cost and related depreciation are removed from the respective accounts and the resulting gain or loss is included in current income. Impairment of asset value is recognized whenever events or circumstances indicate that carrying amounts are not recoverable.


                                  SR 36 1997

Depreciation
For financial statement purposes, depreciation is computed by the straight-line method over the expected useful lives of the depreciable assets. Depreciation expense was $36,431 in 1997, $34,601 in 1996, and $29,143 in 1995. Estimated
asset lives are:

   Classification                                                         Years
================================================================================
   Buildings and improvements                                             10-40
   Machinery and equipment                                                 5-15
   Office equipment                                                        5-15


Income Taxes
The Company accounts for income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences of temporary differences between the financial and tax bases, using enacted rates.

Revenue Recognition
The Company generally recognizes product and related services revenue at the time of shipment to the customer. Under contractual arrangements with some customers, custom forms which are stored for future delivery are recognized as revenue when manufacturing is complete and the order is invoiced. Revenue from equipment service contracts is recognized ratably over the term of the contract.

Earnings Per Share
Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings Per Share" is effective for the Company's 1997 fiscal year. This new standard changes the manner in which earnings per share (EPS) amounts are calculated and presented. Basic EPS is the per share allocation of net income available to shareholders based on the weighted average number of shares outstanding during the period. Diluted EPS represents the per share allocation of net income based on the weighted average number of shares outstanding plus all common shares that potentially could have been issued under the Company's stock option program.

Accounting for Stock Options
The Company follows Accounting Principles Board (APB) Opinion No. 25 "Accounting for Stock Issued to Employees" in accounting for its employee stock options. Under APB 25, no compensation expense is recognized in the financial statements because the exercise price of employee stock options equals the market price of the underlying stock on the date of the grant. The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation."

New Accounting Pronouncement
In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 131, "Disclosures about Segments of an Enterprise and Related Information". This Statement significantly changes the way public business enterprises report information about operating segments in annual financial statements. SFAS 131 uses a "management approach" to disclose financial and descriptive information about an enterprise's reportable operating segments which is based on reporting information the way management organizes the segments for making operating decisions and assessing performance. SFAS 131 will be effective for the Company's 1998 fiscal year and the reported business segments will reflect the organizational structure of the Company at that time.



                                  SR 37 1997

NOTE 2 - Inventories
Inventories are valued at the lower of cost or market determined by the last-in, first-out (LIFO) method. If the first-in, first-out (FIFO) method had been used, these inventories would have been $35,601 higher at December 28, 1997 and $34,885 higher at December 29, 1996.

Inventories at the respective year-ends are as follows:


                                                                     DECEMBER 28    December 29
   (Dollars in thousands)                                                   1997           1996
================================================================================================
   Finished products                                                     $58,675        $55,449
   Jobs in process                                                        16,500         18,573
   Materials and supplies                                                 10,371         12,130
------------------------------------------------------------------------------------------------
     Total                                                               $85,546        $86,152
================================================================================================


NOTE 3 - Long-term Debt
Long-term debt consists of industrial development revenue bonds issued by Rutherford County, Tennessee. Interest is payable semi-annually at 6.125%. Required annual principal payments subsequent to December 28, 1997 are as follows: 1998 - None; 1999 - $525; 2000 - $555; 2001 - $590; and 2002 - $630.

NOTE 4 - Income Taxes
The provision for income taxes consists of the following:

   (Dollars in thousands)                                                   1997           1996           1995
===============================================================================================================
   Current
     Federal                                                             $32,933        $33,285        $26,386
     State and local                                                       7,165          8,724          6,366
   Deferred                                                                3,938          2,638           (284)
---------------------------------------------------------------------------------------------------------------
      Total                                                              $44,036        $44,647        $32,468
===============================================================================================================


The significant components of the deferred tax expense (benefit) are as follows:


   (Dollars in thousands)                                                   1997           1996           1995
===============================================================================================================
   Depreciation                                                           $2,357         $0,853        $(1,128
   Pension                                                                 2,039          1,712            391
   Inventories                                                               110            267            976
   Compensation and benefits                                                (431)           (33)        (1,331)
   Allowance for doubtful accounts                                           312            111           (690)
   Retiree health care benefits                                             (457)          (620)          (393)
   Other                                                                       8            348           (365)
----------------------------------------------------------------------------------------------------------------
     Total                                                                $3,938         $2,638         $ (284)
================================================================================================================

                                  SR 38 1997

The components of the net deferred tax asset and liability as of December 28, 1997 and December 29, 1996 are as follows:

                                                                                    DECEMBER 28    December 29
   (Dollars in thousands)                                                                  1997           1996
===============================================================================================================
   Deferred tax asset:
     Allowance for doubtful accounts                                                   $  1,153       $  1,465
     Inventories                                                                          2,524          2,634
     Compensation and benefits                                                            5,127          4,696
     Pension                                                                             (2,739)          (700)
     Other                                                                                  103            111
---------------------------------------------------------------------------------------------------------------
                                                                                       $  6,168       $  8,206
---------------------------------------------------------------------------------------------------------------
   Deferred tax liability:
     Depreciation                                                                      $ 30,272       $ 27,915
     Retiree health care benefits                                                       (11,587)       (11,130)
---------------------------------------------------------------------------------------------------------------
                                                                                       $ 18,685       $ 16,785
===============================================================================================================


The reconciliation of the statutory federal income tax rate and the effective tax rate follows:


                                                                              1997           1996           1995
=================================================================================================================
   Statutory federal income tax rate                                          35.0%          35.0%          35.0%
   State and local income taxes                                                5.3            5.3            5.3
   Other                                                                       (.6)           1.1             .2
------------------------------------------------------------------------------------------------------------------
     Effective tax rate                                                       39.7%          41.4%          40.5%
==================================================================================================================


NOTE 5 - Capital Structure
The Company has two classes of capital stock issued and outstanding, Common and Class A. These are equal in all respects except voting rights and restrictions on ownership of the Class A. Each of the 23,693,364 shares of Common outstanding has one vote, while each of the 4,725,000 shares of Class A is entitled to five votes. Class A stock is convertible into Common stock on a share-for-share basis at which time ownership restrictions are eliminated.

NOTE 6 - Earnings Per Share Data
The following per share data show the amounts used in computing earnings per share (EPS) and the dilutive effects of stock options:


                                                                            52 WEEKS ENDED DECEMBER 28, 1997
                                                                             NET         SHARES        INCOME
   (Dollars in thousands, except per share amounts)                       INCOME         (000'S)    PER SHARE
==============================================================================================================
   Basic                                                                 $66,894         28,498         $2.35
   Dilutive effect of stock options                                           --            203
   Diluted                                                               $66,894         28,701         $2.33

                                                                            52 Weeks Ended December 29, 1996
                                                                             Net         Shares        Income
   (Dollars in thousands, except per share amounts)                       Income         (000's)    Per Share
==============================================================================================================
   Basic                                                                 $63,157         28,687         $2.20
   Dilutive effect of stock options                                           --            118
   Diluted                                                               $63,157         28,805         $2.19

                                                                            52 Weeks Ended December 29, 1995
                                                                             Net         Shares        Income
   (Dollars in thousands, except per share amounts)                       Income         (000's)    Per Share
==============================================================================================================
   Basic                                                                 $47,759         28,653         $1.67
   Dilutive effect of stock options                                           --             --
   Diluted                                                               $47,759         28,653         $1.67


                                  SR 39 1997

The effects of stock options on diluted EPS are reflected through the application of the treasury stock method. Under this method, proceeds received by the Company, based on assumed exercise, are hypothetically used to repurchase the Company's shares at the average market price for the period.

NOTE 7 - Stock Option Plan
During 1995, the Company adopted a stock option plan authorizing the issuance of options for 2,000,000 shares of common stock to selected employees. Under the terms of the plan, options may be either incentive or non-qualified. The options have a term of ten years. The exercise price per share, determined by a committee of the Board of Directors, may not be less than the fair market value on the grant date. The options are exercisable over periods determined when granted.

In April 1996, the Company's shareholders ratified the initial grant on December 30, 1995 of 550,000 options with an exercise price of $20.125 per share. Options to purchase 231,000 shares were granted on December 28, 1996 with an exercise price of $32.375 per share. Options to purchase 214,000 shares were granted on December 27, 1997 with an exercise price of $35.3125 per share.

The Company applies APB Opinion No. 25 "Accounting for Stock Issued to Employees" and related interpretations in accounting for its stock option plan. Accordingly, no compensation cost has been recognized in the Company's financial statements. Had compensation cost for the Company's stock option plan been determined based on the fair value of such awards at the grant dates, consistent with the methods of Financial Accounting Standards Board Statement No. 123 "Accounting for Stock-Based Compensation", the Company's total and per share net income would have been reduced as follows:


   (Dollars in thousands except per share amounts)                          1997           1996           1995
===============================================================================================================
   Net income                       As reported                          $66,894        $63,157        $47,759
                                    Pro forma                             65,101         62,512         47,759

   Basic earnings per share         As reported                          $002.35        $002.20        $001.67
                                    Pro forma                               2.28           2.18           1.67

   Diluted earnings per share       As reported                          $002.33        $002.19        $001.67
                                    Pro forma                               2.27           2.17           1.67


The fair values of options granted in fiscal years 1997, 1996, and 1995 were estimated at $10.58, $10.37, and $6.12 per share, respectively, using the Black-Scholes option-pricing model based on the following assumptions:


                                                                            1997           1996           1995
===============================================================================================================
   Risk-free interest rate                                                     5.7%           6.2%           5.4%
   Dividend yield                                                              2.0%           2.0%           2.0%
   Expected life                                                             5 years        5 years        5 years
   Expected volatility                                                        29.7%          31.5%          31.2%




                                  SR 40 1997

Following is a summary of the status of the Company's stock option plan during fiscal years 1997, 1996, and 1995:




                                                  1997                      1996                     1995
                                                        WEIGHTED                   Weighted                 Weighted
                                                         AVERAGE                    Average                  Average
                                         SHARES   EXERCISE PRICE     Shares  Exercise Price   Shares  Exercise Price
====================================================================================================================

   Outstanding, beginning of year        776,000         $23.772    550,000         $20.125        --         --
   Granted                               227,000          35.313    231,000          32.375   550,000        $20.125
   Exercised                             (32,580)         20.125         --          --            --         --
   Canceled                              (46,000)         21.728     (5,000)         20.125        --         --
--------------------------------------------------------------------------------------------------------------------
   Outstanding, end of year              924,420                    776,000                   550,000
====================================================================================================================


Following is a summary of the status of stock options outstanding at December 28, 1997:


                                                            Number        Number       Exercise      Remaining
                                                       Outstanding   Exercisable          Price           Term
================================================================================================================
                                                           472,420       169,420        $20.125        8 years
                                                           225,000       123,600         32.375        9 years
                                                           227,000            --         35.313       10 years
----------------------------------------------------------------------------------------------------------------
                                                           924,420       293,020
================================================================================================================


NOTE 8 - Pension Plans
The Company has qualified defined benefit plans covering substantially all of its employees. The benefits are based on years of service and the employee's compensation at the time of retirement, or years of service and a benefit multiplier. The Company funds its pension plans based on allowable federal income tax deductions. Contributions are intended to provide not only for benefits attributed to service to date but also for benefits expected to be earned in the future. The Company has non-qualified plans which provide benefits in addition to those provided in the qualified plans.

Pension fund assets are invested in a broadly diversified portfolio consisting primarily of publicly-traded common stocks and fixed income securities.

Assumptions used in the respective accounting years to determine pension costs are as follows:


                                                                               1997           1996           1995
==================================================================================================================
   Discount rate                                                               8.5%           8.5%           8.5%
   Rate of increase in compensation levels                                     5.0%           5.0%           4.0%
   Expected long-term rate of return on assets                                10.5%          10.5%           9.5%


Pension costs consist of the following components:


   (Dollars in thousands)                                                   1997           1996           1995
===============================================================================================================
   Service cost of benefits earned                                      $  6,476       $  5,734       $  4,776
   Interest cost on projected benefit obligation                          13,265         12,431         10,573
   Actual gain on plan assets                                            (51,987)       (22,507)       (24,657)
   Asset gain deferred                                                    36,856         10,074         14,691
   Amortization of transition asset                                         (120)          (605)          (722)
   Amortization of prior service costs                                     1,950          1,950          1,898
   Amortization of net loss from prior periods                               117             62             --
   Cost of early retirement window                                         1,118             --             --
---------------------------------------------------------------------------------------------------------------
      Net pension cost                                                  $  7,675       $  7,139       $  6,559
===============================================================================================================

                                  SR 41 1997

The following table sets forth the plans' funded status and amounts recognized in the Company's balance sheet at the respective year ends.


                                                             DECEMBER 28, 1997            December 29, 1996
                                                            ASSETS   ACCUMULATED         Assets    Accumulated
                                                            EXCEED      BENEFITS         Exceed       Benefits
                                                       ACCUMULATED        EXCEED    Accumulated         Exceed
   (Dollars in thousands)                                 BENEFITS        ASSETS       Benefits         Assets
===============================================================================================================
   Actuarial present value of:
     Accumulated benefit obligation
      Vested                                              $127,611       $ 5,172       $115,115        $ 3,050
      Non-vested                                             8,685            --          8,724            390
---------------------------------------------------------------------------------------------------------------
        Total                                             $136,296       $ 5,172       $123,839        $ 3,440
===============================================================================================================
     Projected benefit obligation                         $169,206       $ 9,470       $155,513        $ 6,421
===============================================================================================================
   Plan assets at fair value                              $204,935       $    --       $150,857        $    --
   Plan assets greater (less) than projected
    benefit obligation                                    $ 35,729       $ 9,470)      $ (4,656)       $(6,421)
   Unrecognized net (gain) loss                            (32,575)        4,290             61          1,806
   Unrecognized prior service cost                           7,509         1,439          9,227          1,670
   Minimum liability adjustment                                 --        (1,431)            --           (495)
   Unrecognized transition asset                              (120)           --           (240)            --
---------------------------------------------------------------------------------------------------------------
   Prepaid (accrued) pension expense                      $ 10,543       $(5,172)      $  4,392        $(3,440)
===============================================================================================================
   Net asset recognized in balance sheet                           $5,371                        $952
===============================================================================================================


NOTE 9 - Postretirement Benefits Other Than Pensions
In addition to providing pension benefits, the Company provides certain health care benefits for eligible employees who retired prior to July 1, 1992.

The components of postretirement benefit costs are as follows:


   (Dollars in thousands)                                                   1997           1996           1995
===============================================================================================================
   Service cost                                                               --             --            ---
   Interest cost                                                          $2,401         $2,728         $2,495
   Amortization of net loss from prior periods                                --            266            143
---------------------------------------------------------------------------------------------------------------
   Postretirement benefit cost                                            $2,401         $2,994         $2,638
===============================================================================================================


The funding policy is to pay claims as they occur. Payments for postretirement health benefits, net of retiree contributions, amounted to $1,265, $1,452 and $1,662 in 1997, 1996, and 1995, respectively.

                                  SR 42 1997

The funded status of the plan at December 28, 1997 and December 29, 1996 is as follows:


                                                                                    DECEMBER 28    December 29
   (Dollars in thousands)                                                                  1997           1996
===============================================================================================================
   Accumulated postretirement benefit obligation for retirees                           $25,597        $29,182

   Plan assets                                                                               --             --
---------------------------------------------------------------------------------------------------------------
   Accumulated postretirement benefit obligation in excess of plan assets                25,597         29,182

   Unrecognized net gain (loss)                                                           3,182         (1,539)
---------------------------------------------------------------------------------------------------------------
   Retiree health care obligation shown in balance sheet                                $28,779        $27,643
===============================================================================================================


The accumulated benefit obligation was determined using the unit credit method and an assumed discount rate of 8.5%. The assumed current health care cost trend rate is 10.5% in 1997 and gradually decreases to 6.5% in the year 2014.

A one percent increase in the health care cost trend rates used would result in a $298 increase in the service and interest components of expense for 1997 ($341 for 1996) and a $3,048 increase in the postretirement benefit obligation at December 28, 1997 ($3,503 increase at December 29, 1996).

NOTE 10 - Concentration of Credit Risk
Financial instruments which potentially subject the Company to a concentration of credit risk principally consist of cash and equivalents, short-term investments, and trade receivables. The Company's credit risk with respect to trade receivables are, in management's opinion, limited due to industry and geographic diversification. As disclosed on the balance sheet, the Company maintains an allowance for doubtful accounts to cover estimated credit losses.

NOTE 11 - Fair Value of Financial Instruments


                                                               DECEMBER 28, 1997            December 29, 1996
                                                              FAIR      CARRYING           Fair       Carrying
   (Dollars in thousands)                                    VALUE        AMOUNT          Value         Amount
===============================================================================================================

   Assets
     Cash and equivalents                                  $67,556       $67,556        $64,550        $64,550
     Securities held to maturity                               760           760          1,215          1,215
     Trading securities                                     15,295        15,295             --             --

   Liabilities
     Long-term debt                                        $ 4,695       $ 4,600        $ 4,654        $ 4,600


The carrying amounts of cash equivalents and securities held to maturity approximate fair value because of the short maturities of those instruments. The fair value of trading securities is based on quoted market prices. The fair value of long-term debt is estimated based on quoted market prices for similar issues of the same remaining maturities.


                                  SR 43 1997

NOTE 12 - Commitments and Contingencies
Purchase commitments for capital improvements aggregated $8,972 at December 28, 1997. Also, the Company has purchase commitments for equipment for resale of $483 at December 28, 1997. The Company has no purchase agreements with suppliers extending beyond normal quantity requirements.

The Company is obligated under several leases expiring at various dates. Annual expense under these leases was $25,450 in 1997, $23,320 in 1996, and $21,692 in 1995.

Rental commitments under existing leases at December 28, 1997, are:

                                                                               Computer and
                                               Real      Sales  Transportation        Other
   (Dollars in thousands)                    Estate    Offices       Equipment    Equipment        Total
========================================================================================================

   1998                                      $7,703     $7,672            $308       $2,856      $18,539
   1999                                       6,517      6,092             287        2,290       15,186
   2000                                       5,302      4,366             161        1,844       11,673
   2001                                       3,496      3,053             141        1,135        7,825
   2002                                       1,895      1,535              99          999        4,528
   Later years                                   --        172             230           54          456


In the opinion of management, no litigation or claims, including proceedings under governmental laws and regulations related to environmental matters, are pending against the Company which will have an adverse material effect on its financial condition.

NOTE 13 - Subsequent Events
On December 31, 1997, the Company acquired all outstanding shares of Uarco Incorporated (Uarco), a subsidiary of Settsu Corporation of Osaka, Japan, pursuant to a definitive purchase agreement dated November 27, 1997. Uarco produces and markets business forms, pressure sensitive labels, business equipment, supplies, and workflow systems to the U.S. market. At December 31, 1997, Uarco had approximately 3,200 employees located in 18 production facilities and 125 sales offices. The unaudited sales of Uarco during 1997 were approximately $470 million, excluding operations divested prior to the acquisition date.

The purchase price was $245 million in cash, of which $230 million was financed under a new five-year, unsecured bank revolving credit agreement. The credit line provides for borrowings up to $300 million and bears interest at a floating rate of LIBOR plus a spread dependent upon the debt to equity ratio. On January 23, 1998, $200 million of the outstanding debt was swapped to an effective fixed interest rate of 6.09%.

The acquisition will be accounted for as a purchase in fiscal 1998. The purchase price will be allocated to the assets acquired and liabilities assumed based upon their estimated fair market values. The purchase price allocation will be determined during 1998 when additional information becomes available. Results of operations for Uarco will be included with those of the Company beginning in fiscal 1998.

                                  SR 44 1997

NOTE 14 - Quarterly Financial Data (Unaudited)

Summarized quarterly financial data follow:


     QUARTERS ENDED
                                                          MARCH 30       JUNE 29   SEPTEMBER 28    DECEMBER 28
   (Dollars in thousands except per share amounts)            1997          1997           1997           1997
========================================================================================================================
   Revenue                                                $230,114      $236,467       $237,243       $261,850
   Gross margin*                                            93,589        96,537         97,454        101,802
   Net income                                               14,948        16,999         16,250         18,697
     Basic earnings per share                                  .52           .60            .57            .66
     Diluted earnings per share                                .52           .59            .57            .65


     Quarters Ended
                                                          March 31       June 30   September 29    December 29
                                                              1996          1996           1996           1996
========================================================================================================================

   Revenue                                                $229,673      $239,352       $230,853       $244,101
   Gross margin*                                            85,290        91,644         91,435        100,294
   Net income                                               13,563        16,086         16,065         17,443
     Basic earnings per share                                  .47           .56            .56            .61
     Diluted earnings per share                                .47           .56            .56            .60


     Quarters Ended
                                                           April 2        July 2      October 1    December 31
                                                              1995          1995           1995           1995
========================================================================================================================

   Revenue                                                $204,499      $222,523       $227,922       $248,296
   Gross margin*                                            74,509        77,090         78,455         89,098
   Net income                                               10,781        12,041         11,718         13,219
     Basic earnings per share                                  .38           .42            .41            .46
     Diluted earnings per share                                .38           .42            .41            .46



   * Revenue less cost of products sold.

                                  SR 45 1997

OPERATING LOCATIONS


CORPORATE
HEADQUARTERS
600 Albany St.
Dayton, Ohio 45408

DOCUMENT MANAGEMENT
SALES
Dayton, Ohio
Corporate Vice President, Sales
B.W.Calabro

General Sales Manager,
National Accounts
Dayton, Ohio
M.T. Jacoutot

FIELD OPERATIONS
Area Vice President - East
Boundbrook, New Jersey
A.T. Batten

  General Sales Managers
  New England
  Boston, Massachusetts
  C.W. Copley

  New York
  Philadelphia, Pennsylvania
  R.E. Assini

  Mideast
  Columbus, Ohio
  G.L. Cherson

  Southeast
  Jacksonville, Florida
  R.R.Launey

Area Vice President - West
Chicago, Illinois
K.J. Petrie

  General Sales Managers
  Central
  Chicago, Illinois
  G.M. West

  Midwest
  St. Louis, Missouri
  T.P. Lawrence

  Southwest
  Dallas, Texas
  J.B. Morey

  West
  Phoenix, Arizona
  R.W. Campbell

DOCUMENT MANAGEMENT
AND SYSTEMS DIVISION
Dayton, Ohio
Senior Vice President and
General Manager
P.A. Dorsman

MANUFACTURING
Corporate Vice President
and General Manager,
Rotary Group
H.A. Seifert

General Manager
Pressure Sensitive Group
R.W. Stone

PLANTS
Cincinnati, Ohio
Manager
D.E. Haemmerle

Corning, Iowa
Manager
R.L. Barger

Dayton, Ohio
Manager
R.A. Cousino

Dayton, Ohio
Manager, Manufacturing
E.F. Ponikwia

Deep River, Connecticut
Manager
R.B. Merritt

Fayetteville, Arkansas
Manager
W.H. Bequette

Fulton, Kentucky
Manager
M.S. Fenwick

Kirksville, Missouri
Manager
R.B. Herrick

Middlebury, Vermont
Manager
G.A. Wendel

Murfreesboro, Tennessee
Manager
H.J. Troyer

Porterville, California
Manager
P.L.Jones

Radcliff, Kentucky
Manager
R.A. Mead

Rocky Mount, Virginia
Manager
H.J. Pechie

Roseburg, Oregon
Manager
J.W. Miller

Salisbury, Maryland
Manager
S.G. Miller

Shelbyville, Indiana
Manager
E.C. Hlava

Spring Grove, Illinois
Manager
D.R. Petersen

Tampa, Florida
Manager
L.D. McConnell

Terre Haute, Indiana
Manager
G.W. Stubbs

Toccoa, Georgia
Manager
D.E. Ayers

Watseka, Illinois
Manager
L.E. Mattern

York, Pennsylvania
Manager
J.L. Galbraith
General Manager

Electronic Services/
Workflow Group
M.D. Pratt

General Manager
Document Systems Group
T.S. Spencer

DOCUMENT SYSTEMS
SALES
Dayton, Ohio
Director, Sales
T.M. Marcellino

  Regional Sales Managers
  Eastern
  Marlton, New Jersey
  E.M. Mamrak

  Southern
  Raleigh, North Carolina
  D.F. Donovan

  Midwest
  Oakbrook Terrace, Illinois
  L.A. Noethlich

  Western
  Irvine, California
  S.T. Svehlak

  Automatic Identification
  Systems Group
  Barrington, Illinois
  L. DiDomenico

IMPRESSIONS DIVISION

Dayton, Ohio
Senior Vice President and
General Manager
T.J. Webb

General Manager
Stanfast
D.E. Olson

General Manager
Imaging Services Group
R.D. Fehrman

MANUFACTURING
Stanfast Print Centers (38)
Imaging Services Centers (7)

Corporate Vice President and
General Manager, Communicolor
M. Spaul

COMMUNICOLOR SALES
General Sales Manager
Reston, Virginia
D.DiLucente

MANUFACTURING
Eudora, Kansas
S.J. Thorton

Newark, Ohio
Director of Manufacturing
J.S. Hardy

INTERNATIONAL
OPERATIONS
Dayton, Ohio
Corporate Vice President,
International Operations
J.H. DeYoung

INTERNATIONAL
ASSOCIATES
Argentina, Ramon Chozas,
     S.A.
Australia, Print Media
     Group
Belgium, Proforms B.V.
Canada, Data Business
     Forms, Ltd.
Columbia, FESA S.A.
Ecuador, Offsetec S.A.
England, Adare Printing
     Group Plc.
France, Ruwa-Bell S.A.
Germany, Proforms B.V.
India, Hitech Print Systems,
     Ltd.
Indonesia, Pt.Jasuindo Tiga
     Perkasa
Ireland, Adare Printing
     Group Plc.
Israel, Be'eri Printers
Italy, STEP S.p.A.
Japan, Dai Nippon Printing
     Co., Ltd.
Jordon, Nashashibi & Ebbini
     Forms
Luxembourg, Proforms B.V.
Mexico, Calidata S.A. de
     C.V.
Netherlands, Proforms B.V.
New Zealand, Wickliffe
     Press Ltd.
Norway, Nassjo-Tryckeriet
     AB
Panama, FESA S.A.
Portugal, Roberto Zubiri,
     S.A.
South Africa, Lithosaver
     Systems Ltd.
Spain, Roberto Zubiri, S.A.
Sweden, Nassjo-Tryckeriet
     AB
Switzerland, Baumer AG
United Kingdom, WBF
     (Adare Printing Group Plc.)
Venezuela FESA S.A.

                                  SR 46 1997

SHAREHOLDER INFORMATION

There are approximately 3,300 shareholders of record of the Company's Common stock and 16 shareholders of record of the Company's Class A stock. Management estimates the number of beneficial owners of the Company's securities to be approximately 7,500. The shares of The Standard Register Company are traded on the New York Stock Exchange under the symbol SR. The range of prices and dividends paid per share for each quarterly period during the two most recent fiscal years are presented below:

Market Price Per Share

(in $)

                                      35.50  35.75  35.25  35.56
                             32.50
               28.87  27.87           31.75                32.00
High   24.37                 25.37           30.50  30.50
               23.37  22.87
Low    19.00


Close  23.62   24.62  27.62  32.50    32.75  30.63  33.13  35.31

       1Q96    2Q96   3Q96   4Q96     1Q97   2Q97   3Q97   4Q97





Dividend Paid Per Share

(in $)

1Q96   2Q96   3Q96  4Q96  1Q97   2Q97   3Q97   4Q97

 .19     .19    .19   .19   .20    .20    .20    .20



Annual Meeting
The Annual Meeting of Shareholders will be held Wednesday, April 15, 1998, at 11:00 a.m. Eastern Daylight Savings Time at The Mandalay Banquet Center, 2700 East River Road, Dayton, Ohio. A formal notice will be mailed to each shareholder of record prior to the meeting.

Form 10-K Report
Upon request, the Company will provide a copy of its Annual Report on Form 10-K. Requests should be addressed to Secretary, The Standard Register Company, P.O. Box 1167, Dayton, Ohio 45401. Phone 937-443-1506.

Transfer Agent and Registrar
For assistance on stock transfers or the replacement of lost or stolen certificates, contact the Company's Transfer Agent and Registrar, Wachovia Shareholder Services, P.O. Box 8218, Boston, Massachusetts 02266-8218. Phone 800-633-4236.


                                  SR 47 1997

INVESTOR CONTACT
Robert J. Cestelli
Associate Vice President - Investor Relations
The Standard Register Company
P.O. Box 1167
Dayton, Ohio 45401
937-443-1304
Fax 937-443-1205

SHAREHOLDER CONTACT
Kathryn A. Lamme
Corporate Vice President - Secretary
  and Deputy General Counsel (effective 4/1/98)
The Standard Register Company
P.O. Box 1167
Dayton, Ohio 45401
937-443-1506
Fax 937-443-3431

GENERAL COUNSEL
Nicholas C. Hollenkamp
Senior Partner
Turner, Granzow & Hollenkamp
50 East Third Street
Dayton, Ohio 45402

TRANSFER AGENT AND REGISTRAR
Wachovia Bank of North Carolina, N.A.
P.O. Box 3001
Winston-Salem, North Carolina 27102
800-633-4236

AUDITORS
Battelle & Battelle LLP
Certified Public Accountants
2000 West Dorothy Lane
Dayton, Ohio 45439

PRODUCT AND SERVICE INFORMATION
800-755-6405

INTERNET
http://www.stdreg.com



[STANDARD REGISTER/LISTED ON THE NEW YORK STCOK EXCHANGE LOGO]





All trademarks are the property of their respective owners.



                                  SR 48 1997

[LOGO Standard Register(R)]

The Standard Register Company
600 Albany Street
Dayton, Ohio  45408
1-800-755-6405

NYSE:SR
http://www.stdreg.com

Printed in the U.S.A.
(C) 1998 The Standard Register Company