Form 10-K, Exhibit 13
period 1999-01-03
STANDARD REGISTER CO
filed 1999-03-26
CIK 93456

                                                                           EX-13

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Shareholders
The Standard Register Company
Dayton, Ohio

     We have audited the accompanying balance sheet of The Standard Register Company as of January 3, 1999 and December 28, 1997, and the related statements of income, shareholders' equity, comprehensive income, and cash flows for each of the three years in the period ended January 3, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based upon our audits.

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

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Standard Register Company as of January 3, 1999 and December 28, 1997, and the results of its operations and its cash flows for each of the three years in the period ended January 3, 1999, in conformity with generally accepted accounting principles.

                                                /S/ BATTELLE & BATTELLE LLP

                                                BATTELLE & BATTELLE LLP
                                                Certified Public Accountants

Dayton, Ohio
February 1, 1999

                                                                    THE STANDARD

                                                                         BALANCE
                                                                     (DOLLARS IN

                                                          January 3        December 28
                             A S S E T S                     1999             1997
                                                          ---------        -----------
CURRENT ASSETS
  Cash and cash equivalents                                $  9,792         $ 67,556
  Short-term investments                                      6,530           16,055
  Accounts receivable, less allowance for doubtful
    accounts of $14,158 and $2,864, respectively            288,103          191,031
  Inventories                                               138,376           85,546
  Deferred income taxes                                      19,065            6,168
  Prepaid pension expense                                        --            5,371
  Prepaid other expense                                      11,929            7,091
                                                           --------         --------
      Total current assets                                  473,795          378,818
                                                           --------         --------
PLANT AND EQUIPMENT
  Buildings and improvements                                 93,552           67,874
  Machinery and equipment                                   306,658          237,320
  Office equipment                                           98,209           67,324
                                                           --------         --------
      Total                                                 498,419          372,518
    Less accumulated depreciation                           182,218          155,634
                                                           --------         --------
      Depreciated cost                                      316,201          216,884
  Plant and equipment under construction                     44,732           39,070
  Land                                                        7,228            4,081
                                                           --------         --------
      Total plant and equipment                             368,161          260,035
                                                           --------         --------
OTHER ASSETS
  Goodwill, less accumulated amortization
    of $4,491 and $321, respectively                         57,825            1,868
  Prepaid pension expense                                    73,538               --
  Other                                                      11,758            6,297
                                                           --------         --------
      Total other assets                                    143,121            8,165
                                                           --------         --------
      Total assets                                         $985,077         $647,018
                                                           ========         ========

REGISTER COMPANY

SHEET
THOUSANDS)

                                                                    January 3          December 28
                  LIABILITIES AND SHAREHOLDERS' EQUITY                1999                1997
                                                                    ---------          ---------
CURRENT LIABILITIES
  Current portion of long-term debt                                 $     525          $      --
  Accounts payable                                                     29,967             25,296
  Dividends payable                                                     6,251              5,968
  Accrued compensation                                                 44,406             34,817
  Income taxes payable                                                  1,335              1,155
  Customer deposits                                                     3,138             21,003
  Deferred service contract income                                      8,404              7,222
  Accrued restructuring                                                14,843                 --
  Other current liabilities                                            21,487             11,558
                                                                    ---------          ---------
      Total current liabilities                                       130,356            107,019
                                                                    ---------          ---------
LONG-TERM LIABILITIES
  Long-term debt                                                      234,075              4,600
  Retiree health care obligation                                       55,057             28,779
  Deferred compensation                                                 3,795                 --
  Deferred income taxes                                                40,829             18,685
                                                                    ---------          ---------
      Total long-term liabilities                                     333,756             52,064
                                                                    ---------          ---------
SHAREHOLDERS' EQUITY
  Common stock, $1.00 par value:
    Authorized 50,500,000 shares
    Issued 1998 - 24,391,072; 1997 - 24,308,437                        24,391             24,308
  Class A stock, $1.00 par value:
    Authorized 4,725,000 shares
    Issued - 4,725,000                                                  4,725              4,725
  Capital in excess of par value                                       33,957             31,599
  Accumulated other comprehensive income                               (1,161)
  Retained earnings                                                   479,679            444,259
  Treasury stock at cost:
    1998 - 701,152 shares; 1997 - 615,073 shares                      (19,614)           (16,956)
  Common stock held in grantor trust, 26,284 shares at cost            (1,012)                --
                                                                    ---------          ---------
      Total shareholders' equity                                      520,965            487,935
                                                                    ---------          ---------
      Total liabilities and shareholders' equity                    $ 985,077          $ 647,018
                                                                    =========          =========



See accompanying notes.

                          THE STANDARD REGISTER COMPANY

                               STATEMENT OF INCOME
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                      53 Weeks Ended    52 Weeks Ended   52 Weeks Ended
                                        January 3        December 28       December 29
                                          1999              1997              1996
                                      --------------    --------------   --------------
REVENUE                                 $1,396,869         $965,674         $943,979
                                        ----------         --------         --------
COST AND EXPENSE
  Cost of products sold                    874,302          576,292          575,316
  Engineering and research                   9,399            9,100            7,842
  Selling and administrative               345,007          232,418          217,671
  Depreciation and amortization             54,112           36,646           34,814
  Interest                                  14,044              288              532
                                        ----------         --------         --------
      Total cost and expense             1,296,864          854,744          836,175
                                        ----------         --------         --------

INCOME BEFORE INCOME TAXES                 100,005          110,930          107,804

INCOMES TAXES
  Current                                   37,928           40,098           42,009
  Deferred                                   2,494            3,938            2,638
                                        ----------         --------         --------
      Total income taxes                    40,422           44,036           44,647
                                        ----------         --------         --------
NET INCOME                              $   59,583         $ 66,894         $ 63,157
                                        ==========         ========         ========
EARNINGS PER SHARE
      Basic                                  $2.10            $2.35            $2.20
                                        ==========         ========         ========
      Diluted                                $2.08            $2.33            $2.19
                                        ==========         ========         ========







See accompanying notes.

                          THE STANDARD REGISTER COMPANY

           STATEMENTS OF SHAREHOLDERS' EQUITY AND COMPREHENSIVE INCOME
                             (DOLLARS IN THOUSANDS)

                                                        53 Weeks Ended     52 Weeks Ended    52 Weeks Ended
                                                           January 3         December 28       December 29
                                                             1999               1997               1996
                                                        --------------     --------------    --------------
COMMON STOCK
  Beginning balance                                        $  24,308          $  24,204          $  24,142
  Add shares issued under:
    Management Incentive Plan                                      6                 50                 55
    Dividend Reinvestment Plan                                    23                 22                  7
    Stock Option Plan                                             54                 32                  -
                                                           ---------          ---------          ---------
  Ending balance                                              24,391             24,308             24,204
                                                           ---------          ---------          ---------
CLASS A STOCK                                                  4,725              4,725              4,725
                                                           ---------          ---------          ---------
CAPITAL IN EXCESS OF PAR VALUE
  Beginning balance                                           31,599             28,705             27,450
  Add excess of market over par
    value of shares issued under:
      Management Incentive Plan                                  195              1,562              1,062
      Dividend Reinvestment Plan                                 739                709                193
      Stock Option Plan                                        1,141                623                  -
      Establish grantor trust with treasury shares               283                  -                  -
                                                           ---------          ---------          ---------
  Ending balance                                              33,957             31,599             28,705
                                                           ---------          ---------          ---------
OTHER COMPREHENSIVE INCOME                                    (1,161)                 -                  -
                                                           ---------          ---------          ---------
RETAINED EARNINGS
  Beginning balance                                          444,259            400,387            359,334
  Add net income                                              59,583             66,894             63,157
  Less dividends declared (1998 - $.85 per share;
    1997 - $.81 per share; 1996 - $.77 per share)            (24,163)           (23,022)           (22,104)
                                                           ---------          ---------          ---------
  Ending balance                                             479,679            444,259            400,387
                                                           ---------          ---------          ---------
TREASURY STOCK AT COST
  Beginning balance                                          (16,956)            (4,775)            (4,434)
  Cost of common shares purchased                             (3,387)           (12,181)              (341)
  Establish grantor trust with treasury shares                   729                  -                  -
                                                           ---------          ---------          ---------
  Ending balance                                             (19,614)           (16,956)            (4,775)
                                                           ---------          ---------          ---------
COMMON STOCK HELD IN GRANTOR TRUST
  Beginning balance                                                -                  -                  -
  Establish grantor trust with treasury  shares               (1,012)                 -                  -
                                                           ---------          ---------          ---------
  Ending balance                                              (1,012)                 -                  -
                                                           ---------          ---------          ---------
    Total shareholders' equity                             $ 520,965          $ 487,935          $ 453,246
                                                           =========          =========          =========
COMPREHENSIVE INCOME
  Net income                                               $  59,583          $  66,894          $  63,157
  Minimum pension liability, net of $782
    deferred income tax benefit                               (1,161)                 -                  -
                                                           ---------          ---------          ---------
     Total comprehensive income                            $  58,422          $  66,894          $  63,157
                                                           =========          =========          =========



See accompanying notes.

                          THE STANDARD REGISTER COMPANY

                             STATEMENT OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                  53 Weeks Ended    52 Weeks Ended    52 Weeks Ended
                                                                     January 3        December 28        December 29
                                                                       1999              1997               1996
                                                                    ---------          --------          ---------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                                        $  59,583          $ 66,894          $  63,157
                                                                    ---------          --------          ---------
  Add (deduct) items not affecting cash:
    Depreciation and amortization                                      54,112            36,646             34,814
    Loss on sale of assets                                                 19               346              1,508
    Net securities gains                                                   (7)             (294)                 -
    Loss on other investments                                               -             1,852              4,383
    Provision for deferred income taxes                                 2,494             3,938              2,638
  Increase (decrease) in cash arising from
    changes in assets and liabilities:
      Trading securities                                                8,771           (15,000)
      Accounts receivable                                              22,523           (12,320)             2,998
      Inventories                                                     (38,194)              606             11,665
      Other assets                                                     (2,243)           (6,309)            (2,494)
      Accounts payable and accrued expenses                           (50,827)            5,653                220
      Income taxes payable                                                261            (1,469)                90
      Customer deposits                                               (17,865)           16,818             (4,149)
      Deferred income                                                   1,182               (52)            (1,181)
      Other liabilities                                                 3,146             1,136              1,542
                                                                    ---------          --------          ---------
        Net adjustments                                               (16,628)           31,551             52,034
                                                                    ---------          --------          ---------
        Net cash provided by operating activities                      42,955            98,445            115,191
                                                                    ---------          --------          ---------
CASH FLOWS FROM INVESTING ACTIVITIES
  Additions to plant and equipment                                    (65,733)          (61,287)           (57,783)
  Proceeds from sale of plant and equipment                             5,657               432              1,692
  Proceeds from sale of held-to-maturity securities                       760               455                115
  Acquisition                                                        (245,000)                -                  -
  Additions to other investments                                            -            (3,028)            (1,008)
  Other investing activities                                                -               (36)                 -
                                                                    ---------          --------          ---------
        Net cash used in investing activities                        (304,316)          (63,464)           (56,984)
                                                                    ---------          --------          ---------
CASH FLOWS FROM FINANCING ACTIVITIES
  Principal payments on long-term debt                                 (1,294)                -             (6,471)
  Proceeds from issuance of long-term debt                            230,000                 -                  -
  Proceeds from issuance of common stock                                2,158             2,998              1,317
  Purchase of treasury stock                                           (3,387)          (12,181)              (341)
  Dividends paid                                                      (23,880)          (22,792)           (21,808)
                                                                    ---------          --------          ---------
        Net cash provided by (used in) financing activities           203,597           (31,975)           (27,303)
                                                                    ---------          --------          ---------
NET (DECREASE) INCREASE IN CASH AND
  CASH EQUIVALENTS                                                    (57,764)            3,006             30,904
  Cash and cash equivalents at beginning of year                       67,556            64,550             33,646
                                                                    ---------          --------          ---------
CASH AND CASH EQUIVALENTS
  AT END OF YEAR                                                    $   9,792          $ 67,556          $  64,550
                                                                    =========          ========          =========




See accompanying notes.

                          THE STANDARD REGISTER COMPANY

                             (DOLLARS IN THOUSANDS)

                                                     53 Weeks Ended    52 Weeks Ended  52 Weeks Ended
                                                        January 3        December 28     December 29
                                                          1999              1997            1996
                                                     --------------    --------------  --------------
SUPPLEMENTAL CASH FLOW DISCLOSURES

  Cash paid during the year for:
    Interest                                            $  14,453          $   141         $   565
    Income taxes                                           37,667           41,317          42,115

  Non-cash investing activities:
    Note receivable from sale of assets                 $       -          $     -         $   650
    Issuance of treasury stock to grantor trust             1,012                -               -
    Minimum pension liability                               1,943                -               -

  Details of acquisiton:
    Working capital                                     $  56,841          $     -         $     -
    Property, plant and equipment                          98,011                -               -
    Other assets                                           74,412               --               -
    Other liabilities                                     (44,391)              --               -
    Excess of purchase price over fair value
       of net assets acquired                              60,127                -               -
                                                        ---------          -------         -------
    Cash paid for acquisition                           $ 245,000          $     -         $     -
                                                        =========          =======         =======



See accompanying notes.

                          THE STANDARD REGISTER COMPANY

                          NOTES TO FINANCIAL STATEMENTS
                  (Dollars in thousands, except per share data)

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

     RECLASSIFICATIONS - Certain prior year balances have been reclassified to conform with the current year presentation.

     FISCAL YEAR - The Company's fiscal year ends on the Sunday nearest to December 31. Fiscal year ending January 3, 1999 includes 53 weeks, while fiscal years ending December 28, 1997 and December 29, 1996 include 52 weeks.

     CASH EQUIVALENTS - The Company classifies as cash equivalents all highly liquid investments with original maturities of three months or less. These are primarily composed of repurchase agreements, municipal notes and bond funds, which are convertible to a known amount of cash and carry an insignificant risk of change in value. Cash equivalents are valued at cost plus accrued interest, which approximates market value.

     SHORT-TERM INVESTMENTS - Securities are classified as trading when held for short-term periods in anticipation of market gains and are reported at fair market value, with unrealized gains and losses included in income. Debt securities for which the Company has the intent and ability to hold to maturity are classified as held-to-maturity and are stated at amortized cost.

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

     DEPRECIATION - For financial statement purposes, depreciation is computed by the straight-line method over the expected useful lives of the depreciable assets. Depreciation expense was $49,896 in 1998, $36,431 in 1997, and $34,601 in 1996. Estimated asset lives are:

         Classification                         Years
         --------------                         -----
         Buildings and improvements             10-40
         Machinery and equipment                 5-15
         Office equipment                        5-15

     GOODWILL - Goodwill represents the excess of purchase price and related costs over the fair value of the net assets of businesses acquired in purchase transactions. Goodwill is being amortized on a straight-line basis over 15 years. Periodically, the Company reviews the recoverability of goodwill. In management's opinion, no material impairment exists at January 3, 1999. Amortized goodwill expense was $4,170 in 1998, $162 in 1997, and $159 in 1996.

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

     EARNINGS PER SHARE - Basic earnings per share is the per share allocation of net income available to shareholders based on the weighted average number of shares outstanding during the period. Diluted earnings per share represents the per share allocation of net income based on the weighted average number of shares outstanding plus all common shares that potentially could have been issued under the Company's stock option program.

     ACCOUNTING FOR STOCK OPTIONS - The Company follows Accounting Principles Board (APB) Opinion No. 25 "Accounting for Stock Issued to Employees" in accounting for its employee stock options. Under APB 25, no compensation expense is recognized in the financial statements because the exercise price of employee stock options equals the market price of the underlying stock on the date of the grant. The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation."

     NEW ACCOUNTING PRONOUNCEMENTS - During 1998, the Company adopted Statements of Financial Accounting Standards No. 130, "Reporting Comprehensive Income"; No. 131, "Disclosures about Segments of an Enterprise and Related Information"; and No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits". The adoption of these standards has no material effect on the Company's financial statements.

NOTE 2 - ACQUISITION

     On December 31, 1997, the Company acquired all outstanding shares of Uarco Incorporated (UARCO) for $245,000, exclusive of acquisition costs. $230,000 of the purchase price was financed under a new five-year bank revolving credit agreement. UARCO produced and marketed business forms, pressure sensitive labels, business equipment, supplies, and workflow systems to the U.S. market. Uarco Incorporated operated as a wholly owned subsidiary for three months until it was merged into The Standard Register Company on March 31, 1998.

     The acquisition has been accounted for under the purchase method and, accordingly, operating results of the UARCO business subsequent to the date of acquisition are included in the Company's financial statements. The purchase price has been allocated to the assets acquired and liabilities assumed based upon the respective fair values on the date of acquisition.

     Certain liabilities were also recognized in connection with the UARCO purchase and included in the acquisition cost allocation. These liabilities include costs relating to the closings of former UARCO production and sales facilities, and termination and relocation of former UARCO employees. Such recognized liabilities totaled $41,659, of which $14,843 remains unpaid and is recorded as accrued restructuring liability at January 3, 1999.

     The excess of purchase price, acquisition costs and recognized liabilities over the fair values of the net assets acquired was $60,127 and has been recorded as goodwill, which is being amortized on a straight-line basis over 15 years.

     The following unaudited pro forma information has been prepared assuming UARCO had been acquired at the beginning of 1997 and 1996. The pro forma information does not necessarily reflect the results of operations that actually would have been achieved had the acquisition been consummated as of that time.

                                 1997                  1996
                            -------------         -------------
Revenue                     $   1,435,862         $   1,419,892
Net income                         28,406                41,044
Earnings per share:
    Basic                   $        1.00         $        1.43
    Diluted                 $         .99         $        1.42

NOTE 3 - INVENTORIES

     Inventories are valued at the lower of cost or market determined by the last-in, first-out (LIFO) method. If the first-in, first-out (FIFO) method had been used, these inventories would have been $31,530 higher at January 3, 1999 and $35,601 higher at December 28, 1997.

     Inventories at the respective year-ends are as follows:

                                                                              January 3               December 28
                                                                                1999                     1997
                                                                              ---------               -----------
     Finished products                                                        $ 104,982                 $58,675
     Jobs in process                                                             18,075                  16,500
     Materials and supplies                                                      15,319                  10,371
                                                                              ---------                 -------
           Total                                                              $ 138,376                 $85,546
                                                                              =========                 =======

NOTE 4 - LONG-TERM DEBT

     Long-term debt consists of the following:

                                                                               January 3               December 28
                                                                                 1999                     1997
                                                                               ---------               -----------

        Revolving credit facility                                              $ 230,000               $      -
        Industrial development revenue bonds                                       4,600                   4,600
                                                                               ---------               ---------
           Total                                                                 234,600                   4,600
        Less current portion                                                         525                       -
                                                                               ---------               ---------
           Long-term portion                                                   $ 234,075               $   4,600
                                                                               =========               =========


     In December 1997, the Company entered into a five-year unsecured revolving credit agreement with nine banks. The credit line provides for borrowings up to $300,000. On December 31, 1997, $230,000 was borrowed against the line for financing the acquisition of Uarco Incorporated. The credit line bears interest at a floating rate of the London Interbank Offered Rate (LIBOR) plus a spread dependent upon the net debt to total capital ratio. In January 1998, the Company entered into an interest rate swap agreement that effectively converts $200,000 of its floating rate debt to a fixed rate of 6.09%. The credit line is scheduled to expire in December 2002.

     Long-term debt also includes industrial development revenue bonds issued by Rutherford County, Tennessee. Interest is payable semi-annually at 6.125%. Required annual bond principal payments subsequent to January 3, 1999 are as follows: 1999 - $525; 2000 - $555; 2001 - $590; 2002 - $630; and 2003 - $2,300.

NOTE 5 - INCOME TAXES

         The provision for income taxes consists of the following:

                                                                    1998                1997                 1996
                                                                    ----                ----                 ----
        Current
          Federal                                                  $ 30,800            $ 32,933            $ 33,285
          State and local                                             7,128               7,165               8,724
                                                                   --------            --------            --------
                                                                     37,928              40,098              42,009
        Deferred                                                      2,494               3,938               2,638
                                                                   --------            --------            --------
                Total                                              $ 40,422            $ 44,036            $ 44,647
                                                                   ========            ========            ========


         The significant components of the deferred tax expense (benefit) are as follows:

                                                                     1998                1997                1996
                                                                     ----                ----                ----
        Depreciation                                                $ 1,848            $  2,357            $    853
        Pension                                                       1,961               2,039               1,712
        Inventories                                                    (230)                110                 267
        Compensation and benefits                                    (2,107)               (431)                (33)
        Allowance for doubtful accounts                               1,192                 312                 111
        Retiree health care benefits                                   (132)               (457)               (620)
        Other                                                           (38)                  8                 348
                                                                   --------            --------            --------
                  Total                                             $ 2,494            $  3,938            $  2,638
                                                                   ========            ========            ========

     The components of the net deferred tax asset and liability as of January 3, 1999 and December 28, 1997 are as follows:

                                                     January 3              December 28
                                                       1999                    1997
                                                     ---------              -----------
Deferred tax asset:
        Allowance for doubtful accounts              $   5,701               $   1,153
        Inventories                                      3,546                   2,524
        Compensation and benefits                        9,276                   5,127
        Pension                                          -                      (2,739)
        Other                                              542                     103
                                                     ---------               ---------
                                                     $  19,065               $   6,168
                                                     =========               =========
Deferred tax liability:
        Depreciation                                 $  32,120               $  30,272
        Pension                                         30,879                    -
        Retiree health care benefits                   (22,170)                (11,587)
                                                     ---------               ---------
                                                     $  40,829               $  18,685
                                                     =========               =========


     The reconciliation of the statutory federal income tax rate and the effective tax rate follows:

                                                               1998                 1997               1996
                                                               ----                 ----               ----

        Statutory federal income tax rate                       35.0%               35.0%               35.0%
        State and local income taxes                              5.3                5.3                 5.3
        Other                                                      .1                (.6)                1.1
                                                                 ----               ----                ----
              Effective tax rate                                 40.4%              39.7%               41.4%
                                                                 ====               ====                ====

NOTE 6 - CAPITAL STRUCTURE

     The Company has two classes of capital stock issued and outstanding, Common and Class A. These are equal in all respects except voting rights and restrictions on ownership of Class A stock. Each of the 23,663,636 shares of Common outstanding has one vote, while each of the 4,725,000 shares of Class A is entitled to five votes. Class A stock is convertible into Common stock on a share-for-share basis at which time ownership restrictions are eliminated.

NOTE 7 - COMMON STOCK HELD IN GRANTOR TRUST

     During 1998, the Company established a grantor trust ("Trust") with cash and 26,284 shares of treasury stock. The Trust will fund the Company's obligations under a deferred compensation plan for a select group of management. The benefits payable from the Trust are included in the $3,795 "Deferred compensation" liability shown on the Company's balance sheet. Obligations under the deferred compensation plan are intended to be settled only in cash. Therefore, the shares of the Company's common stock held by the Trust are not considered to be potentially dilutive.

     To record this transaction, the Company reduced "Treasury stock" by the average cost of these shares to the Company, or $729, and the fair market value of the shares was recorded as "Common stock held in grantor trust". "Capital in excess of par value" was increased for the difference of $283 between the cost of the shares and their fair value. Increases or decreases in the deferred compensation liability that result from changes in the value of the Company's common stock held by the Trust, are recognized in current income.

NOTE 8 - EARNINGS PER SHARE DATA

     The following per share data show the amounts used in computing earnings per share (EPS) and the dilutive effects of stock options:

                                             53 Weeks Ended January 3, 1999
                                         ---------------------------------------
                                          Net            Shares         Income
                                         Income          (000's)       Per Share
                                         ------          -------       ---------
Basic                                    $59,583         28,426          $2.10
                                                                         =====
Dilutive effect of stock options            --              175
                                         -------         ------
Diluted                                  $59,583         28,601          $2.08
                                         =======         ======          =====

                                            52 Weeks Ended December 28, 1997
                                         ---------------------------------------
                                          Net            Shares         Income
                                         Income          (000's)       Per Share
                                         ------          -------       ---------
Basic                                    $66,894         28,498          $2.35
                                                                         =====
Dilutive effect of stock options            --              203
                                         -------         ------
Diluted                                  $66,894         28,701          $2.33
                                         =======         ======          =====

                                           52 Weeks Ended December 29, 1996
                                         ---------------------------------------
                                          Net            Shares         Income
                                         Income          (000's)       Per Share
                                         ------          -------       ---------
Basic                                    $63,157         28,687          $2.20
                                                                         =====
Dilutive effect of stock options            --              118
                                         -------         ------
Diluted                                  $63,157         28,805          $2.19
                                         =======         ======          =====


     The effects of stock options on diluted EPS are reflected through the application of the treasury stock method. Under this method, proceeds received by the Company, based on assumed exercise, are hypothetically used to repurchase the Company's shares at the average market price for the period.

NOTE 9 - STOCK OPTION PLAN

     In 1995, the Company adopted a stock option plan authorizing the issuance of options for up to 2,000,000 shares of common stock to officers and key employees. Under the terms of the plan, options may be either incentive or non-qualified. The options have a term of ten years. The exercise price per share, determined by a committee of the Board of Directors, may not be less than the fair market value on the grant date. The options are exercisable over periods determined when granted.

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

                                                                1998              1997             1996
                                                                ----              ----             ----
     Net income                         As reported           $59,583            $66,894          $63,157
                                        Pro forma              57,364             65,101           62,512

     Basic earnings per share           As reported           $  2.10            $  2.35          $  2.20
                                        Pro forma                2.02               2.28             2.18

     Diluted earnings per share         As reported           $  2.08            $  2.33          $  2.19
                                        Pro forma                2.00               2.27             2.17

     The weighted average fair values of options granted in fiscal years 1998, 1997, and 1996 were estimated at $9.75, $10.58, and $10.37 per share, respectively, using the Black-Scholes option-pricing model based on the following assumptions:

                                                                 1998             1997              1996
                                                                 ----             ----              ----
     Risk-free interest rate                              4.7% and 5.4%             5.7%              6.2%
     Dividend yield                                                2.0%             2.0%              2.0%
     Expected life                                              5 years          5 years           5 years
     Expected volatility                                          29.8%            29.7%             31.5%

     The following summarizes stock option activity during fiscal years 1998, 1997 and 1996:

                                                     1998                      1997                       1996
                                            -----------------------    -----------------------    ----------------------
                                                          Weighted                    Weighted                  Weighted
                                                           Average                    Average                   Average
                                                           Exercise                   Exercise                  Exercise
                                              Shares        Price      Shares          Price        Shares       Price
                                              ------        -----      ------          -----        ------       -----
Outstanding, beginning of year                924,420     $ 26.836     776,000       $ 23.772      550,000     $ 20.125
Granted                                       979,500       33.217     227,000         35.313      231,000       32.375
Exercised                                     (54,180)      22.069     (32,580)        20.125          -            -
Canceled                                      (92,400)      31.478     (46,000)        21.728       (5,000)      20.125
                                            ----------                 --------                    -------
Outstanding, end of year                    1,757,340                  924,420                     776,000
                                            =========                  =======                     =======


Following is a summary of the status of stock options outstanding at January 3, 1999:

                  Number                     Number                    Exercise                   Remaining
                Outstanding                Exercisable                   Price                      Term
                -----------                -----------                   -----                      ----
                  408,840                    220,840                    $ 20.125                   7 years
                  205,000                    172,200                      32.375                   8 years
                  204,000                    112,200                      35.313                   9 years
                  710,000                      -                          34.125                  10 years
                  229,500                      -                          30.938                  10 years

NOTE 10 - PENSION PLANS

     The Company has qualified defined benefit plans covering substantially all of its employees. The benefits are based on years of service and the employee's compensation at the time of retirement, or years of service and a benefit multiplier. The Company funds its pension plans based on allowable federal income tax deductions. Contributions are intended to provide not only for benefits attributed to service to date but also for benefits expected to be earned in the future. The Company also has two non-qualified plans that provide benefits in addition to those provided in the qualified plans.

     Pension fund assets are invested in a broadly diversified portfolio consisting primarily of publicly-traded common stocks and fixed income securities.

     During 1998, the Company adopted the disclosure requirements of Statement of Financial Accounting Standards (SFAS) No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits". SFAS 132 standardizes the disclosure requirements for pensions and other postretirement benefits, requires additional information on changes in benefit obligations and fair values of assets, and eliminates certain previous disclosure requirements.

     The following sets forth the reconciliation of the benefit obligations and plan assets and the funded status for all Company pension plans:

Change in Benefit Obligation                     1998              1997
----------------------------                     ----              ----

Benefit obligation at beginning of year         $178,676         $161,934

Service cost                                      10,291            6,476
Interest cost                                     29,017           13,265
Plan participants' contributions                   2,122            2,056
Amendments                                           564            1,118
Actuarial loss                                    50,196            6,820
Acquisition                                      193,472             --
Benefits paid                                    (29,033)         (12,993)
                                                --------         --------
Benefit obligation at end of year               $435,305         $178,676
                                                ========         ========


        Change in Plan Assets                                          1998               1997
        ---------------------                                          ----               ----
        Fair value of plan assets at beginning of year               $ 204,935          $ 150,857
        Actual return on plan assets                                     3,739             51,987
        Participants' contributions                                      2,122              2,056
        Employer contributions                                           3,646             13,028
        Acquisition                                                    262,031               --
        Benefits paid                                                  (29,033)           (12,993)
                                                                     ---------          ---------
        Fair value of plan assets at end of year                     $ 447,440          $ 204,935
                                                                     =========          =========
        Funded status                                                $  12,135          $  26,259
        Unrecognized net actuarial loss (gain)                          54,253            (28,285)
        Unrecognized prior service cost                                 10,300              8,947
        Unrecognized transition amount                                    --                 (119)
        Minimum pension liability                                       (3,150)            (1,431)
                                                                     ---------          ---------
        Prepaid pension expense shown in balance sheet               $  73,538          $   5,371
                                                                     =========          =========
        Minimum pension liability:
             Intangible asset                                        $   1,207          $   1,431
             Deferred income tax benefit                                   782               --
             Charge to shareholders' equity                              1,161               --
                                                                     ---------          ---------
                  Total                                              $   3,150          $   1,431
                                                                     =========          =========

     Net periodic benefit cost includes the following components:

                                                      1998              1997              1996
                                                    --------          --------          --------
Service cost of benefits earned                     $ 10,291          $  6,476          $  5,734
Interest cost on projected benefit
  obligation                                          29,017            13,265            12,431
Expected return on plan assets                       (41,265)          (15,131)          (12,433)
Amortization of prior service costs                    2,322             1,950             1,950
Amortization of transition asset                        (120)             (120)             (605)
Amortization of net loss from prior periods              238               117                62
Cost of early retirement window                          237             1,118              --
                                                    --------          --------          --------
 Net periodic benefit cost                          $    720          $  7,675          $  7,139
                                                    ========          ========          ========

     The weighted average discount rates used in determining the actuarial present value of the projected benefit obligation were 7.0% for 1998 and 8.5% for 1997 and 1996. The rate of increase for future compensation levels used in determining the obligation was 5.0 percent for 1998, 1997 and 1996. The expected long-term rate of return on plan assets in 1998, 1997 and 1996 was 10.5 percent.

     The Company's two non-qualified plans have no plan assets. The total unfunded projected benefit obligations of these two plans were $22,099, $9,470, and $6,421 at the respective 1998, 1997 and 1996 year ends. The related accumulated benefit obligations were $16,947, $5,172, and $3,440 at the same respective year ends. Minimum pension liability adjustments of $3,150 and $1,431 were recorded in 1998 and 1997, respectively. Corresponding amounts were recognized as intangible assets to the extent of unrecognized prior service cost and unrecognized transition amount. At January 3, 1999, $1,943 of excess minimum liability resulted in a reduction of shareholders' equity, net of $782 related deferred tax benefit. The net $1,161 reduction of shareholders' equity is accounted for as a component of "Comprehensive Income".

NOTE 11 - POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

     In addition to providing pension benefits, the Company provides certain health care benefits for eligible retired employees. The following table sets forth the reconciliation of the benefit obligation and the funded status for this plan:

                                                                  1998              1997
                                                                --------          --------
Change in Accumulated Postretirement Benefit Obligation
-------------------------------------------------------

        Beginning balance                                       $ 28,779          $ 29,182

        Service cost                                                --                --
        Interest cost                                              4,077             2,401
        Actuarial loss (gain)                                      1,543            (4,721)
        Acquisition                                               25,951                 0
        Net retiree benefits paid                                 (3,702)           (1,265)
                                                                --------          --------
        Ending balance                                          $ 56,648          $ 25,597

        Plan assets                                                 --                --
                                                                --------          --------
        Funded status                                           $ 56,648          $ 25,597
        Unrecognized net actuarial (gain) loss                    (1,591)            3,182
                                                                --------          --------
        Retiree health care obligation shown
          in balance sheet                                      $ 55,057          $ 28,779
                                                                ========          ========

        The components of postretirement benefit cost are as follows:

                                                              1998            1997           1996
                                                           -------          ------         ------
Service cost                                               $  --            $ --           $ --
Interest cost                                                4,077           2,401          2,728
Amortization of net (gain) loss from prior periods             (48)           --              266
                                                           -------          ------         ------
 Net postretirement benefit cost                           $ 4,029          $2,401         $2,994
                                                           =======          ======         ======

     The funding policy is to pay claims as they occur. Payments for postretirement health benefits, net of retiree contributions, amounted to $3,702, $1,265 and $1,452 in 1998, 1997, and 1996, respectively.

     The accumulated benefit obligation was determined using the unit credit method and assumed discount rates of 7.0% for 1998 and 8.5% for 1997 and 1996. The assumed current health care cost trend rate is 10.0% in 1998 and gradually decreases to 5.0% in the year 2007.

     A one percent increase in the health care cost trend rates used would result in a $211 increase in the service and interest components of expense for 1998 ($298 for 1997) and a $2,771 increase in the postretirement benefit obligation at January 3, 1999 ($3,048 increase at December 28, 1997).

     A one percent decrease in the health care cost trend rates used would result in a $186 decrease in the service and interest components of expense for 1998 and a $2,445 decrease in the postretirement benefit obligation at January 3, 1999. The effects of a one percent decrease were not determined for 1997.

NOTE 12 - CONCENTRATION OF CREDIT RISK

     Financial instruments that potentially subject the Company to a concentration of credit risk principally consist of cash and equivalents, short-term investments, and trade receivables. The Company's credit risk with respect to trade receivables is, in management's opinion, limited due to industry and geographic diversification. As disclosed on the balance sheet, the Company maintains an allowance for doubtful accounts to cover estimated credit losses.

NOTE 13 - FAIR VALUE OF FINANCIAL INSTRUMENTS

                                            January 3, 1999               December 28, 1997
                                         ----------------------         ----------------------
                                          Fair         Carrying         Fair          Carrying
                                         Value          Amount          Value          Amount
                                         -----          ------          -----          ------
Assets
    Cash and equivalents               $    9,792     $    9,792      $  67,556      $  67,556
    Securities held to maturity             -              -                760            760
    Trading securities                      6,530          6,530         15,295         15,295

Liabilities
    Long-term debt                       $237,083       $234,600      $   4,695      $   4,600

     The carrying amounts of cash equivalents and securities held to maturity approximate fair value because of the short maturities of those instruments. The fair value of trading securities is based on quoted market prices. The fair value of long-term debt, including the current portion, is estimated using a discounted cash flow analysis based on the Company's assumed incremental borrowing rates for similar types of borrowing arrangements.

NOTE 14 - COMMITMENTS AND CONTINGENCIES

     Purchase commitments for capital improvements aggregated $10,036 at January 3, 1999. Also, the Company has purchase commitments for equipment for resale of $923 at January 3, 1999. The Company has no purchase agreements with suppliers extending beyond normal quantity requirements.

     The Company is obligated under several leases expiring at various dates. Annual expense under these leases was $46,838 in 1998, $25,450 in 1997, and $23,320 in 1996.

     Rental commitments under existing leases at January 3, 1999, are:

                                                                                     Computer and
                               Real               Sales           Transportation         Other
                               Estate            Offices            Equipment          Equipment         Total
                               ------            -------            ---------          ---------         -----
     1999                     $14,621            $9,789               $671               $7,233         $32,314
     2000                      13,801             7,260                437                5,086          26,584
     2001                       8,709             5,655                367                3,045          17,776
     2002                       4,636             3,531                351                1,488          10,006
     2003                       1,854             1,546                276                  932           4,608
     Later years                   39               238                177                    -             454

     In the opinion of management, no litigation or claims, including proceedings under governmental laws and regulations related to environmental matters, are pending against the Company which will have an adverse material effect on its financial condition.

NOTE 15 - SEGMENT REPORTING INFORMATION

     During 1998, the Company adopted the disclosure requirements of Statement of Financial Accounting Standards (SFAS) No. 131, "Disclosures about Segments of an Enterprise and Related Information". SFAS 131 uses a "management approach" to disclose financial and descriptive information about an enterprise's reportable operating segments that is based on reporting information the way management organizes the segments for making operating decisions and assessing performance.

     The Company has determined that its operating activities consist of two reportable operating segments resulting from its 1998 internal realignment. One operating segment is the Document Management and Systems Division (DM&SD) into which the Company's core businesses have been concentrated. Products and services provided by this division include paper-based and electronic business forms, document security and document management solutions, and pressure sensitive labels. The second operating segment is the faster growing Impressions Division that provides direct mail, commercial printing, print on demand, and phone cards/smart cards products and services. Each division provides marketing, research and development, manufacturing, and administrative support for their respective products and services. Financial information about the Company's reportable operating segments is as follows:

                                                                 1998              1997             1996
                                                             -----------          --------         --------
Revenue:
       DM&SD                                                 $ 1,010,294          $667,726         $680,497
       Impressions                                               385,318           294,722          260,792
       Corporate                                                   1,257             3,226            2,689
                                                             -----------          --------         --------
 Total revenue                                               $ 1,396,869          $965,674         $943,978
                                                             ===========          ========         ========
Income Before Income Taxes:
       DM&SD                                                 $    97,987          $ 87,036         $ 78,921
       Impressions                                                15,865            23,867           27,421
       Corporate                                                 (13,847)               27            1,462
                                                             -----------          --------         --------
          Total income before income taxes                   $   100,005          $110,930         $107,804
                                                             ===========          ========         ========
Identifiable Assets:
      DM&SD                                                  $   591,777          $381,419         $363,334
      Impressions                                                183,724           167,362          153,591
      Corporate                                                  209,576            98,237           71,188
                                                             -----------          --------         --------
          Total identifiable assets                          $   985,077          $647,018         $588,113
                                                             ===========          ========         ========
Depreciation and Amortization Expense:
       DM&SD                                                 $    27,423          $ 18,111         $ 18,221
       Impressions                                                16,727            15,104           13,251
       Corporate                                                   9,962             3,431            3,342
                                                             -----------          --------         --------
         Total depreciation and amortization expense         $    54,112          $ 36,646         $ 34,814
                                                             ===========          ========         ========
Capital Expenditures:
       DM&SD                                                 $    20,373          $ 25,266         $ 27,599
       Impressions                                                12,388            18,257           25,516
        Corporate                                                 32,972            17,764            4,668
                                                             -----------          --------         --------
           Total capital expenditures                        $    65,733          $ 61,287         $ 57,783
                                                             ===========          ========         ========


     In computing income before income taxes for each operating segment, the following items have been excluded and reported as corporate: interest expense, goodwill amortization, LIFO adjustments, and income from investments.

NOTE 16 - QUARTERLY FINANCIAL DATA (UNAUDITED)

         Summarized quarterly financial data follow:

                                                                            Quarters Ended
                                              --------------------------------------------------------------------
                                              March 29         June 28              September 27         January 3
                                                1998             1998                   1998                1999
                                              --------         -------              ------------         ---------
Revenue                                        $344,057         $333,654              $340,648            $378,510

Gross margin*                                   121,584          123,477               130,239             147,267

Net income                                        9,691           12,368                17,217              20,307

   Basic earnings per share                         .34              .44                   .61                 .71

   Diluted earnings per share                       .34              .43                   .60                 .71

                                                                            Quarters Ended
                                              --------------------------------------------------------------------
                                               March 30        June 29             September 28          December 28
                                                 1997            1997                   1997                  1997
                                               --------        -------             ------------          -----------
Revenue                                        $230,114         $236,467              $237,243              $261,850

Gross margin*                                    93,589           96,537                97,454               101,802

Net income                                       14,948           16,999                16,250                18,697

    Basic earnings per share                        .52              .60                   .57                   .66

    Diluted earnings per share                      .52              .59                   .57                   .65




* Revenue less cost of products sold.

                                                                     SCHEDULE II

                          THE STANDARD REGISTER COMPANY

                 VALUATION AND QUALIFYING ACCOUNTS AND RESERVES

                    FOR THE THREE YEARS ENDED JANUARY 3, 1999
                             (Dollars in thousands)

Column A                                     Column B                Column C                   Column D          Column E
--------                                     --------                --------                   --------          --------
                                                                     Additions
                                                                     ---------
                                                               (1)               (2)
                                                             Charged
                                           Balance at       (Credited)                                             Balance
                                           beginning         to costs           Other                              at end
Description                                of period        and expenses      Additions         Deductions        of period
-----------                                ---------        ------------      ---------         ----------        ---------
Year Ended January 3, 1999
--------------------------
  Allowance for doubtful
    accounts                             $    2,864         $    5,053       $  19,667(c)     $  13,426(a)       $   14,158
  Inventory obsolescence                      2,856              2,685           1,048(c)         2,247(b)            4,342
  Restructuring liability                       -0-                -0-       $  41,659(c)        26,816(d)           14,843

Year Ended December 28, 1997
----------------------------
  Allowance for doubtful
    accounts                             $    3,638         $    1,051                        $   1,825(a)       $    2,864
  Inventory obsolescence                      2,303              2,915                            2,362(b)            2,856

Year Ended December 29, 1996
----------------------------
  Allowance for doubtful
    accounts                             $   3,913          $    1,202                        $  1,477(a)        $    3,638
  Inventory obsolescence                     1,991               2,810                           2,498(b)             2,303


(a)     Net uncollectible accounts written off

(b)     Obsolete inventory scrapped or written down to realizable value

(c)     Recognized in connection with purchase business combination

(d)     Payment of exit costs for acquired business